                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(a)
           OF THE SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

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[ ]  Confidential, for Use of the Commission Only (as permitted by
     Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12


                          Amylin Pharmaceuticals, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

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[ ]  Fee paid previously with preliminary materials.

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     previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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

                          AMYLIN PHARMACEUTICALS, INC.
                            9373 TOWNE CENTRE DRIVE
                              SAN DIEGO, CA 92121
                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 24, 2001

To The Stockholders of Amylin Pharmaceuticals, Inc.:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of AMYLIN PHARMACEUTICALS, INC., a Delaware corporation (the "Company"), will be held on Thursday, May 24, 2001 at 10:00 a.m. local time at the Company's facilities located at 4690 Executive Drive, San Diego, California 92121 for the following purposes:

     1. To elect directors to serve for the ensuing year and until their successors are elected.

     2. To approve the Company's Non-Employee Directors' Stock Option Plan, as amended, to change the number and vesting schedule of options granted to Non-Employee Directors.

     3. To approve the Company's 2001 Employee Stock Purchase Plan.

     4. To approve the Company's Directors' Deferred Compensation Plan.

     5. To approve an amendment to the Company's Certificate of Incorporation to increase the authorized number of shares of Common Stock from 100,000,000 to 200,000,000 shares.

     6. To ratify the selection of Ernst & Young LLP as independent auditors of the Company for its fiscal year ending December 31, 2001.

     7. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

     The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

     The Board of Directors has fixed the close of business on April 2, 2001 as the record date for the determination of stockholders entitled to notice of and to vote at this Annual Meeting and at any adjournment or postponement thereof.

                                          By Order of the Board of Directors

                                       /s/ Joseph C. Cook, Jr.
                                          Joseph C. Cook, Jr.
                                          Chairman of the Board of Directors and
                                          Chief Executive Officer
San Diego, California
April 23, 2001

ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. A RETURN ENVELOPE (WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES) IS ENCLOSED FOR THAT PURPOSE. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

                          AMYLIN PHARMACEUTICALS, INC.
                            9373 TOWNE CENTRE DRIVE
                              SAN DIEGO, CA 92121
                            ------------------------

                                PROXY STATEMENT

                       FOR ANNUAL MEETING OF STOCKHOLDERS
                            ------------------------

                                  MAY 24, 2001

                 INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

     The enclosed proxy is solicited on behalf of the Board of Directors (the "Board") of Amylin Pharmaceuticals, Inc., a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders to be held on Thursday, May 24, 2001 at 10:00 a.m. local time (the "Annual Meeting"), or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at the Company's facilities located at 4690 Executive Drive, San Diego, California 92121. The Company intends to mail this proxy statement and accompanying proxy card on or about April 23, 2001, to all stockholders entitled to vote at the Annual Meeting.

SOLICITATION

     The Company will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy card and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of Common Stock beneficially owned by others to forward to such beneficial owners. The Company may reimburse persons representing beneficial owners of Common Stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by directors, officers or other regular employees of the Company or, at the Company's request, Corporate Investor Communications, Inc. ("CIC"), a professional proxy solicitor. No additional compensation will be paid to directors, officers or other regular employees for such services, but CIC will be paid its customary fee, estimated to be about $4,000, if it renders solicitation services.

VOTING RIGHTS AND OUTSTANDING SHARES

     Only holders of record of Common Stock at the close of business on April 2, 2001 will be entitled to notice of and to vote at the Annual Meeting. At the close of business on April 2, 2001 the Company had outstanding and entitled to vote 63,497,913 shares of Common Stock.

     Each holder of record of Common Stock on such date will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting.

     All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions will be counted towards the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Except for Proposal 5, Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether a matter has been approved. With respect to Proposal 5, abstentions and broker non-votes will have the same effect as negative votes.

VOTING VIA THE INTERNET OR BY TELEPHONE

     Stockholders may grant a proxy to vote their shares by means of the telephone or on the Internet. The law of Delaware, under which the Company is incorporated, specifically permits electronically transmitted proxies, provided that each such proxy contains or is submitted with information from which the inspectors of election can determine that such proxy was authorized by the stockholder.

     PLEASE REFER TO YOUR PROXY CARD TO DETERMINE IF YOU ARE ELIGIBLE TO VOTE EITHER BY TELEPHONE OR VIA THE INTERNET.

REVOCABILITY OF PROXIES

     Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing with the Secretary of the Company at the Company's principal executive office, 9373 Towne Centre Drive, San Diego, California 92121, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy.

STOCKHOLDER PROPOSALS

     The deadline for submitting a stockholder proposal for inclusion in the Company's proxy statement and form of proxy for the Company's 2002 annual meeting of stockholders pursuant to Rule 14a-8 of the Securities and Exchange Commission is December 24, 2001. Unless a stockholder who wishes to bring a matter before the stockholders at the Company's 2002 annual meeting of stockholders notifies the Company of such matter prior to March 9, 2002, management will have discretionary authority to vote all shares for which it has proxies in opposition to such matter. Stockholders are also advised to review the Company's Bylaws, which contain additional requirements with respect to advance notice of stockholder proposals and director nominations.

                                   PROPOSAL 1

                             ELECTION OF DIRECTORS

     There are seven nominees for the seven Board positions presently authorized in the Company's Bylaws. Each director to be elected will hold office until the next annual meeting of stockholders and until a successor is elected and has qualified, or until such director's earlier death, resignation or removal. Each nominee listed below is currently a director of the Company, each of whom has been elected by the stockholders.

     Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote. The candidates receiving the highest number of affirmative votes of the shares entitled to be voted will be elected directors of the Company. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the seven nominees named below. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as management may propose. Each person nominated for election has agreed to serve if elected and management has no reason to believe that any nominee will be unable to serve.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF EACH NAMED NOMINEE.

NOMINEES

     The names of the nominees and certain information about them are set forth below:

                                                              PRINCIPAL OCCUPATION
                   NAME                     AGE          POSITION HELD WITH THE COMPANY
                   ----                     ---          ------------------------------
Joseph C. Cook, Jr. ......................  59     Chairman of the Board and Chief Executive
                                                   Officer
James C. Blair, Ph.D.(1)(3)...............  61     General Partner, Domain Associates, L.L.C.
Vaughn D. Bryson(1)(3)....................  63     President, Life Science Advisors
Ginger L. Graham(2)(3)....................  45     Group Chairman, Guidant Corporation
Howard E. Greene, Jr.(2)(3)...............  58     Member, Board of Directors
Vaughn M. Kailian(2)(3)...................  56     President and Chief Executive Officer of
                                                   COR Therapeutics, Inc.
Jay S. Skyler, M.D.(3)....................  54     Professor of Medicine, Pediatrics and
                                                   Psychology, University of Miami

---------------
(1) Member of the Compensation Committee

(2) Member of the Audit Committee

(3) Member of the Nominating Committee

     Mr. Cook has been our Chairman of the Board and Chief Executive Officer since March 1998. Mr. Cook previously served as a member of our Board, and a consultant to us since 1994. Mr. Cook is a founder and serves as Chairman of the Board of Microbia, Inc., a privately held biotechnology company. Mr. Cook is also an officer of Mountain Ventures, Inc., a member, with Mr. Bryson, of Life Science Advisors, LLC and Cambrian Associates, LLC and a founder of Clinical Products, Inc. Mr. Cook retired as a Group Vice President of Eli Lilly & Company in 1993 after more than 28 years of service. Mr. Cook received a B.S. in Engineering from the University of Tennessee.

     Dr. Blair has served as a director since December 1988 and serves on the Compensation and Nominating Committees. He has been a managing member of Domain Associates, L.L.C., a venture capital investment firm, since 1985. Domain Associates manages Domain Partners II, L.P., Domain Partners III, L.P., Domain Partners IV, L.P. and Domain Partners V, L.P. and is an advisor to 3i Biosciences Trust Plc. From 1969 to 1985, Dr. Blair was an officer of three investment banking and venture capital firms. Dr. Blair is a director of Aurora Biosciences, Inc. and Vista Medical Technologies, Inc. Dr. Blair received a B.S.E. from Princeton University and the M.S.E. and Ph.D. degrees from the University of Pennsylvania in electrical engineering.

     Mr. Bryson has served as a director since July 1999 and serves on the Compensation and Nominating Committees. Mr. Bryson was a thirty-two year employee of Eli Lilly & Company and served as its President and Chief Executive Officer from 1991 to 1993. He was Executive Vice President from 1986 until 1991, and served as a member of Eli Lilly's board of directors from 1984 until his retirement in 1993. Mr. Bryson was Vice Chairman of Vector Securities International from April 1994 to 1996. Mr. Bryson is President and, with Mr. Cook, a member of Life Science Advisors, LLC. He also serves as a director for the following publicly traded companies: Ariad Pharmaceuticals, Chiron Corporation, Artherogenics, Inc. and Quintiles Transnational Corp. Mr. Bryson received a B.S. in Pharmacy from the University of North Carolina and completed the Sloan Program at the Stanford University Graduate School of Business.

     Ms. Graham has served as a director since November 1995 and serves on the Audit and Nominating Committees. Since February 2000, Ms. Graham has served as Group Chairman, Office of the President for Guidant Corporation, a medical device company which includes Advanced Cardiovascular Systems ("ACS") and Devices for Vascular Intervention. From 1995 to 2000, Ms. Graham served as President of the Vascular Intervention Group of Guidant Corporation. She has also served as President and Chief Executive Officer of ACS since January 1993. Prior to joining ACS, she held various positions with Eli Lilly & Company from 1979 to 1992, including sales, marketing and strategic planning positions. She serves as Chairman of the Board and sits on the Executive Committee for the California Healthcare Institute, on the Advisory Board of the

California Institute for Federal Policy Research and on the Board of Directors of CDR Therapeutics, Inc. She is also a member of the Committee 200. Ms. Graham received an M.B.A. from Harvard University.

     Mr. Greene is a co-founder of Amylin and has served as a director since our inception in September 1987. Mr. Greene serves on the Audit and Nominating Committees. Mr. Greene is an entrepreneur who has participated in the founding and/or management of eleven medical technology companies over a 22 year period, including three as Chief Executive Officer. From September 1987 to July 1996 Mr. Greene served as our Chief Executive Officer. He was a full time employee of Amylin from September 1989 until September 1996, and a half-time employee and Chairman of the Executive Committee until March 1998. From October 1986 until July 1993, Mr. Greene was a founding general partner of Biovest Partners, a seed venture capital firm. He was Chief Executive Officer of Hybritech from March 1979 until its acquisition by Eli Lilly & Company in March 1986, and he was co-inventor of Hybritech's patented monoclonal antibody assay technology. Prior to joining Hybritech, he was an executive with the medical diagnostics division of Baxter Healthcare Corporation from 1974 to 1979 and a consultant with McKinsey & Company from 1967 to 1974. He is Chairman of the Board of Epimmune, Inc., and a director of Biosite Diagnostics, Inc. and The International Biotechnology Trust plc, a British Investment company. Mr. Greene received an M.B.A. from Harvard University.

     Mr. Kailian has served as a director since November 1995 and serves on the Audit and Nominating Committees Mr. Kailian has served as President and Chief Executive Officer and as a director of COR Therapeutics, Inc. since March 1990. From 1967 to 1990, Mr. Kailian was employed by Marion Merrell Dow, Inc., a pharmaceutical company, and its predecessor companies, in various general management, product development, marketing and sales positions. Among the positions held by Mr. Kailian were President and General Manager, Merrell Dow USA and Corporate Vice President of Global Commercial Development, Marion Merrell Dow, Inc. Mr. Kailian is also a director of the Biotechnology Industry Organization and the California Healthcare Institute and is a director and serves on the compensation committee of Axys Pharmaceuticals, Inc. Mr. Kailian holds a B.A. from Tufts University.

     Dr. Skyler has served as a director since August 1999 and serves on the Nominating Committee. He is Professor of Medicine, Pediatrics, and Psychology and Co-Director of the Medicine Research Center at the University of Miami in Florida. He is also Director of the Operations Coordinating Center for the National Institute of Diabetes & Digestive & Kidney Diseases Diabetes Prevention Trial in Type 1 Diabetes. Dr. Skyler has served as President of the American Diabetes Association, and as Vice President of the International Diabetes Federation. Dr. Skyler is a member of the Florida Governor's Diabetes Advisory Council, and serves on the editorial board of diabetes and general medicine journals. Dr. Skyler serves on the Board of Directors of Minimed, Inc. He received his M.D. from Jefferson Medical College, and completed postdoctoral studies at Duke University Medical Center.

BACKGROUND OF EXECUTIVES NOT DESCRIBED ABOVE

     The names of, and certain information regarding, the Company's executives as of March 31, 2000 are set forth below:

                   NAME                     AGE          POSITION HELD WITH THE COMPANY
                   ----                     ---          ------------------------------
Daniel M. Bradbury........................  39     Executive Vice President
Julia R. Brown............................  54     Executive Vice President
Martin R. Brown...........................  54     Senior Vice President of Operations
Joann L. Data, M.D., Ph.D. ...............  56     Senior Vice President of Regulatory
                                                   Affairs and Quality Assurance
Orville G. Kolterman, M.D. ...............  53     Senior Vice President of Clinical Affairs
Alain D. Baron, M.D., Ph.D. ..............  47     Vice President of Clinical Research
Nancy K. Dahl.............................  44     Vice President and General Counsel
Mark G. Foletta...........................  40     Vice President of Finance, Chief Financial
                                                   Officer and Secretary
Andrew A. Young, M.D., Ph.D. .............  47     Vice President of Research

     Mr. Bradbury, one of our executive officers, has served as Executive Vice President since June 2000. He previously served as Senior Vice President of Corporate Development from April 1998 to June 2000 and as Vice President of Marketing from June 1995 to April 1998. From July 1994 to May 1995, Mr. Bradbury held the position of Director of Marketing, Amylin Europe Limited. Prior to joining the Company, Mr. Bradbury was employed by SmithKline Beecham Pharmaceuticals from September 1984 to July 1994, where he held a number of positions, most recently as Associate Director, Anti-Infectives in the Worldwide Strategic Product Development Division. Mr. Bradbury holds a B.Pharm. (Hons.) from Nottingham University and a Diploma in Management Studies from Harrow and Ealing Colleges of Higher Education and is a member of the Royal Pharmaceutical Society of Great Britain.

     Ms. Brown, one of our executive officers, joined Amylin as Executive Vice President in June 2000. Prior to joining Amylin, Ms. Brown was Executive Vice President of Dura Pharmaceuticals. Ms. Brown also spent over 25 years with Eli Lilly. With Eli Lilly, she held progressively more senior sales and marketing roles in the pharmaceutical division. She served as Vice President of Worldwide Marketing for Hybritech, and as Vice President of IVAC Corporation and General Manager of its Vital Signs Division. Ms. Brown is a member of the board of directors of Oridigm Corporation. She is a graduate of Louisiana Tech University where she studied microbiology and biochemistry.

     Mr. Brown, one of our executive officers, has served as Senior Vice President of Operations since March 2000. Mr. Brown previously served as Vice President of Operations from October 1998 to March 2000, and as Senior Director, Information Technology from May 1994 to October 1998. Prior to joining the Company, from 1989 to 1993, Mr. Brown was Director, Information Systems, Europe, based in London, England for Eli Lilly. From 1988 to 1989, Mr. Brown was Director, Information Systems for the Medial Devices and Diagnostics Division of Eli Lilly; he served as Director, Information Systems of IVAC Corporation, one of the seven companies in that division, from 1983 to 1988. Mr. Brown received a B.S. in Commerce and Engineering and an M.B.A. in Operations Research from Drexel University.

     Dr. Data, one of our executive officers, has served as Senior Vice President of Regulatory Affairs and Quality Assurance since August 1999. Dr. Data previously served as Executive Vice President, Product Development and Regulatory for CoCensys. Before that, Dr. Data held several positions at The Upjohn Company, the most recent of which was Corporate Vice President for Pharmaceutical Regulatory Affairs and Project Management. Previously, she held a number of positions at Hoffman-La Roche, including Vice President of Clinical Research and Development. Dr. Data has been an adjunct assistant professor in medicine and pharmacology at Duke University Medical Center since 1982 and at Cornell Medical Center since 1986. She earned her M.D. from Washington University School of Medicine and her Ph.D. in Pharmacology from Vanderbilt University.

     Dr. Kolterman, one of our executive officers, has served as Senior Vice President of Clinical Affairs since February 1997. Dr. Kolterman previously served as Vice President, Medical Affairs from July 1993 to February 1997 and Director, Medical Affairs from May 1992 to July 1993. From 1983 to May 1992, he was Program Director of the General Clinical Research Center and Medical Director of the Diabetes Center, at the University of California, San Diego Medical Center. Since 1989 he has been Adjunct Professor of Medicine at UCSD. From 1978 to 1983, he was Assistant Professor of Medicine in the Endocrinology and Metabolism Division at the University of Colorado School of Medicine, Denver. He was a member of the Diabetes Control and Complications Trial Study Group at the time of its completion in 1993 and presently serves as a member of the Epidemiology of Diabetes Intervention and Complications Study. He is also a past-President of the California Affiliate of the American Diabetes Association. Dr. Kolterman earned an M.D. from Stanford University School of Medicine.

     Dr. Baron has served as Vice President of Clinical Research since December 1999. Dr. Baron previously worked for the Indiana University School of Medicine in Indianapolis, where he served as Professor of Medicine and Director, Division of Endocrinology and Metabolism. Prior to this position at Indiana, Dr. Baron held academic and clinical positions in the Division of Endocrinology and Metabolism at University of California, San Diego, and the Veterans Administration Medical Center in San Diego. He is the recipient of several prestigious awards for his research in diabetes and vascular disease, including the 1996 Outstanding

Clinical Investigator Award from the American Federation for Medical Research, several from the American Diabetes Association, and is a current National Institutes of Health ("NIH") MERIT award recipient. Dr. Baron is currently Principal Investigator for several diabetes studies, including the Early Diabetes Intervention Program study sponsored by the NIH and Bayer Pharmaceuticals. He earned his M.D. from the Medical College of Georgia, Augusta, and completed postdoctoral studies at the University of California, San Diego.

     Ms. Dahl, one of our executive officers, has served as Vice President and General Counsel since January 1999. Ms. Dahl previously served as Vice President and Associate General Counsel from November 1998 to December 1998. From December 1996 to November 1998, Ms. Dahl held the position of Associate General Counsel, and from May 1993 to December 1996, she served as Senior Attorney. Prior to joining the Company from 1989 to 1993, she was an attorney in private practice with the law firm of Lyon & Lyon. From 1987 to 1989, Ms. Dahl was in private practice with the law firm of Brobeck, Phleger & Harrison. From 1986 to 1987, she served as a judicial clerk to the Honorable David R. Thompson of the U.S. Court of Appeals for the Ninth Circuit. Ms. Dahl received a J.D. degree from the University of Oregon and a B.S. degree in zoology from the University of Wisconsin.

     Mr. Foletta, one of our executive officers, has served as Vice President of Finance and Chief Financial Officer since March 2000. Mr. Foletta previously served as Principal, Triton Group Management, Inc. from 1997 to 2000. From 1986 to 1997, Mr. Foletta held a number of management positions with Intermark, Inc. and Triton Group Ltd., the most recent of which was Senior Vice President, Chief Financial Officer and Corporate Secretary. From 1982 to 1986, Mr. Foletta was with Ernst & Young, most recently serving as an Audit Manager. Mr. Foletta earned his B.A. in Business Economics from the University of California, Santa Barbara in 1982 and received his California CPA accreditation in 1985.

     Dr. Young has served as Vice President of Research since October 1998 and as Vice President of Physiology since January 1994. From 1989 to 1993 he held a number of positions in our Physiology Department, most recently as Principal Scientist and Senior Director of Physiology. Prior to joining Amylin in 1989, Dr. Young was a lecturer in the Department of Physiology at the University of Auckland, New Zealand and a part-time general medical practitioner. From 1984 to 1987, Dr. Young was a Clinical Research Scientist at the National Institutes of Health in Phoenix, Arizona, where he studied insulin resistance and diabetes. He received his M.B., Ch.B. (M.D.) and his Ph.D. in Physiology from the University of Auckland, New Zealand.

BOARD COMMITTEES AND MEETINGS

     During the fiscal year ended December 31, 2000 the Board held six meetings. The Board has an Audit Committee, a Compensation Committee and a Nominating Committee.

     The Audit Committee meets with the Company's independent auditors at least annually to review the results of the annual audit and discuss the financial statements; recommends to the Board the independent auditors to be retained; oversees the independence of the independent auditors; evaluates the independent auditors' performance; and receives and considers the independent auditors' comments as to controls, adequacy of staff and management performance and procedures in connection with audit and financial controls. During 2000, the Audit Committee was composed of three non-employee directors: Ms. Graham, Mr. Greene and Mr. Kailian. It met one time during such fiscal year. As of the date of this proxy statement, all members of the Company's Audit Committee are independent (as independence is defined in Rule 4200(a)(15) of the NASD listing standards). The Audit Committee has adopted a written Audit Committee Charter that is attached hereto as Appendix A.

     The Compensation Committee makes recommendations concerning salaries and incentive compensation, awards stock options to employees and consultants under the Company's stock option plans and otherwise determines compensation levels and performs such other functions regarding compensation as the Board may delegate. The Compensation Committee is currently composed of two outside directors: Dr. Blair and Mr. Bryson. During the 2000 fiscal year, Mr. James C. Gaither, a former director, also served on the Compensation Committee through June 1, 2000. Mr. Gaither did not stand for re-election in 2001 and therefore stepped down from the Compensation Committee at the time of last year's Annual Meeting. The Compensation Committee met three times during such fiscal year.

     The Board has delegated to the Company's Chief Executive Officer the authority to grant stock options under the Company's 1991 Stock Option Plan, as amended, and the Company's 2001 Equity Incentive Plan to employees of the Company that are not executive officers, directors or 10% stockholders of the Company, provided such grants are in accordance with guidelines that have been approved in advance by the Board.

     The Nominating Committee was first formed in February 2001. It develops and maintains lists of the functional needs of directors, and interviews, evaluates, nominates and recommends individuals for membership on the Company's Board. No procedure has been established for the consideration of nominees recommended by stockholders. The Nominating Committee is composed of six non-employee directors: Ms. Graham and Messrs. Bryson, Greene and Kailian and Drs. Blair and Skyler.

     During the fiscal year ended December 31, 2000, all directors except Ms. Graham, who attended 5 out of 7 of the meetings of the Board and of the committees on which she served, attended at least 75% of the aggregate of the meetings of the Board and of the committees on which they served, held during the period for which they were a director or committee member, respectively.

                                   PROPOSAL 2

        APPROVAL OF NON-EMPLOYEE DIRECTORS STOCK OPTION PLAN, AS AMENDED

     In February 1994, the Board adopted, and the stockholders subsequently approved, the Company's Non-Employee Directors' Stock Option Plan (the "Directors' Plan"). As a result of a series of amendments approved by the stockholders, as of April 2000, there were 450,000 shares of Common Stock reserved for issuance under the Directors' Plan. As of March 2, 2001 options (net of canceled or expired options) covering an aggregate of 319,657 shares of the Company's Common Stock had been granted under the Directors' Plan. The Directors' Plan currently provides that upon a non-employee director's election to the Board, he will receive an initial nonstatutory stock option to purchase twenty thousand (20,000) shares of the Company's Common Stock (an "Initial Grant"). This Initial Grant will have an exercise price equal to the fair market value of the Company's Common Stock on the date of grant and vests over a period of four years, with one-quarter of such option becoming exercisable one year following the date of grant and the remainder becoming exercisable in equal daily increments over a three-year period. The Directors' Plan also currently provides, as more fully set forth below, that subsequent to a person's Initial Grant, each person who is a non-employee director of the Company immediately following each annual meeting of stockholders of the Company occurring on an even year (i.e. 1996, 1998, 2000) shall be granted an option to purchase ten thousand (10,000) shares of Common Stock of the Company, which option shall vest in equal monthly installments over the course of two years (the "Even Year Grant").

     In February 2001, the Board approved an amendment to the Directors' Plan that eliminates the Even Year Grant and instead provides generally that immediately after the 2001 Annual Meeting each non-employee director elected at such meeting will be granted an option to purchase 3,000 shares of the Company's Common Stock and thereafter, at each successive annual meeting of stockholders, each non-employee director elected at such meeting will be granted an option to purchase 8,000 shares of the Company's Common Stock, with each such option vesting in equal monthly installments over 12 months and having an exercise price equal to the fair market value of the Company's Common Stock on the date of grant.

     Stockholders are requested in this Proposal 2 to approve the Directors' Plan, as amended. The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the meeting will be required to approve the Directors' Plan, as amended. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 2

     The essential features of the Directors' Plan, as amended, are outlined below:

GENERAL

     The Directors' Plan provides for the automatic grant of nonstatutory stock options. Options granted under the Directors' Plan are not intended to qualify as "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"). See "Federal Income Tax Information" for a discussion of the tax treatment of nonstatutory stock options.

PURPOSE

     The Board adopted the Directors' Plan to provide a means by which non-employee directors of the Company may be given an opportunity to purchase stock in the Company, to assist in retaining the services of such persons, to secure and retain the services of persons capable of filling such positions and to provide incentives for such persons to exert maximum efforts for the success of the Company. Six of the seven nominees for director of the Company are eligible to participate in the Directors' Plan.

ADMINISTRATION

     The Board administers the Directors' Plan. The Board has the power to construe and interpret the Directors' Plan but not to determine the persons to whom or the dates on which options will be granted, the number of shares to be subject to each option, the time or times during the term of each option within which all or a portion of such option may be exercised, the exercise price, the type of consideration or the other terms of the option.

ELIGIBILITY

     The Directors' Plan provides that options may be granted only to non-employee directors of the Company. A "non-employee director" is defined in the Directors' Plan as a director of the Company who is not otherwise an employee of the Company or any affiliate.

STOCK SUBJECT TO THE DIRECTORS' PLAN

     An aggregate of 450,000 shares of Common Stock is reserved for issuance under the Directors' Plan. If options granted under the Directors' Plan expire or otherwise terminate without being exercised, the shares of Common Stock not acquired pursuant to such options again become available for issuance under the Directors' Plan. If the Company reacquires unvested stock issued under the Directors' Plan, the reacquired stock will again become available for reissuance under the Directors' Plan.

TERMS OF OPTIONS

     The following is a description of the terms of options under the Directors' Plan, as amended. Individual option grants may not be more restrictive as to the terms described below.

     Automatic Initial Grants. Currently, each person who was, and is, subsequent to May 29, 1997, elected by the Board or shareholders of the Company to serve as a non-employee director of the Company and who had not served as a member of the Board at any time during the two-year period immediately preceding such election, was, and shall be granted, effective as of the later of December 8, 1999 and the date of such election, an option to purchase twenty thousand (20,000) shares of Common Stock of the Company on the terms and conditions set forth in the Directors' Plan. These options become exercisable over a period of four years, with one-quarter of such options becoming exercisable one year following the date of grant and remainder becoming exercisable in equal daily increments over a three-year period.

     Automatic Periodic Grants. Currently, commencing with the 1996 Annual Meeting of Stockholders, each person who was, and is, immediately following each annual meeting of stockholders of the Company that occurs in an even year (i.e. 1996, 1998, 2000, 2002, etc.) (hereinafter, an "Even Year Annual Meeting"), a non-employee director of the Company was, and shall be granted, effective as of the date of such Even Year

Annual Meeting, an option to purchase ten thousand (10,000) shares of Common Stock of the Company on the terms and conditions set forth in the Directors' Plan. These options become exercisable in equal daily installments over a period of two years.

     The amendment that stockholders are being asked to approve in this Proposal 2 would change the number and vesting schedule for periodic options granted to each non-employee director after his/her initial election to the Board. Subject to stockholder approval of this Proposal 2, non-employee directors will no longer receive an Even Year Grant immediately after every Even Year Annual Meeting on the terms described in the preceding paragraph. Rather, each person who is a non-employee director of the Company immediately after the 2001 Annual Meeting will be granted an option to purchase three thousand (3,000) shares of Common Stock of the Company, which option shall vest in even monthly installments over the course of the following 12 months. At each annual meeting of the Company beginning in 2002 and each year thereafter, each person who is a non-employee director of the Company immediately after each successive annual meeting of stockholders will be granted an option to purchase eight thousand (8,000) shares of Common Stock of the Company, which option shall vest in equal monthly installments over the course of the following 12 months.

     Exercise Price; Payment. The exercise price of options may not be less than 100% of the fair market value of the stock subject to the option on the date of the grant. As of April 2, 2001, the closing price of the Company's Common Stock as reported on the Nasdaq National Market System was $9.00 per share. The exercise price of options granted under the Directors' Plan must be paid either in cash at the time the option is exercised or by delivery of other Common Stock of the Company that has been held for the requisite holding period necessary to avoid a charge to the Company's earnings and valued at the fair market value on the date of exercise, or by a combination of such methods.

     Option Exercise. Options granted under the Directors' Plan become exercisable in cumulative increments, as set out in the Directors' Plan, during the optionholder's service as a director of the Company. The Board has the power to accelerate the time during which an option may vest or be exercised. Options granted under the Directors' Plan permit exercise prior to vesting, subject to a repurchase right in favor of the Company.

     Term. The term of options granted under the Directors' Plan is 10 years. An optionholder has no right to designate a beneficiary who may exercise the option following the optionholder's death.

RESTRICTIONS ON TRANSFER

     The optionholder may not transfer an option otherwise than by will or by the laws of descent and distribution. During the lifetime of the optionholder, an option may be exercised only by the optionholder or his guardian or legal representative.

ADJUSTMENT PROVISIONS

     Transactions not involving receipt of consideration by the Company, such as a merger, consolidation, reorganization, stock dividend, or stock split, may change the class and number of shares of Common Stock subject to the Directors' Plan and outstanding options. In that event, the Directors' Plan will be appropriately adjusted as to the class and the maximum number of shares of Common Stock subject to the Directors' Plan, and outstanding options will be adjusted as to the class, number of shares and price per share of Common Stock subject to such options.

EFFECT OF CERTAIN CORPORATE EVENTS

     The Directors' Plan provides generally that in the event of a dissolution, liquidation, specified types of mergers, or other corporate reorganizations, to the extent permitted by law, the time during which such options may be exercised shall be accelerated and the options terminated if not exercised prior to such event.

DURATION, AMENDMENT AND TERMINATION

     The Board may suspend or terminate the Directors' Plan without stockholder approval or ratification at any time or from time to time. Unless sooner terminated, the Directors' Plan will terminate on February 8, 2004.

     The Board may also amend the Directors' Plan at any time or from time to time. However, no amendment will be effective unless approved by the stockholders of the Company within 12 months before or after its adoption by the Board if the amendment would (i) increase the number of shares reserved for issuance upon exercise of options; or (ii) change any other provision of the Directors' Plan in any other way if such modification requires stockholder approval in order to comply with Rule 16b-3 of the Securities and Exchange Act of 1934 or Section 162(m) of the Code. The Board may submit any other amendment to the Directors' Plan for stockholder approval.

FEDERAL INCOME TAX INFORMATION

     Long-term capital gains currently are generally subject to lower tax rates than ordinary income or short-term capital gains. Slightly different rules may apply to optionholders who acquire stock subject to certain repurchase options or who are subject to Section 16(b) of the Exchange Act.

     Nonstatutory Stock Options. Nonstatutory stock options granted under the Directors' Plan generally have the following federal income tax consequences:

     There are no tax consequences to the optionholder or the Company by reason of the grant of a nonstatutory stock option. Upon exercise of a nonstatutory stock option, the optionholder normally will recognize taxable ordinary income equal to the excess of the stock's fair market value on the date of exercise over the option exercise price. If the optionholder becomes an employee, the Company is required to withhold from regular wages or supplemental wage payments an amount based on the ordinary income recognized. Subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of a tax reporting obligation, the Company will generally be entitled to a business expense deduction equal to the taxable ordinary income realized by the optionholder. Slightly different rules may apply to optionholders who acquire stock subject to certain repurchase options or who are subject to Section 16(b) of the Exchange Act.

     Upon disposition of the stock, the optionholder will recognize a capital gain or loss equal to the difference between the selling price and the sum of the amount paid for such stock plus any amount recognized as ordinary income upon exercise of the option (or vesting of the stock). Such gain or loss will be long-term or short-term depending on whether the stock was held for more than one year.

NEW PLAN BENEFITS

     As of March 2, 2001, options to purchase 319,657 shares of the Company's Common Stock have been granted under the Directors' Plan (net of canceled or expired options). Subject to stockholder approval of this Proposal 2, each of the six non-employee directors to be elected at this year's Annual Meeting will, effective as of the date of the Annual Meeting, automatically be granted an option to purchase three thousand (3,000) shares of Common Stock. In 2000, each of the Company's seven non-employee directors elected to the Board at the annual meeting received an Even Year Grant of ten thousand (10,000) shares having an exercise price of $10.25 per share.

                                   PROPOSAL 3

               APPROVAL OF THE 2001 EMPLOYEE STOCK PURCHASE PLAN

     In March 2001, the Board adopted the Company's 2001 Employee Stock Purchase Plan (the "2001 Purchase Plan"), subject to stockholder approval. There are 400,000 shares of Common Stock reserved for issuance under the 2001 Purchase Plan.

     The 2001 Purchase Plan is intended to replace the Company's existing Employee Stock Purchase Plan that was implemented in 1991 (the "1991 Purchase Plan"). The 1991 Purchase Plan will expire in October 2001. The final offering under the 1991 Purchase Plan will terminate on January 31, 2002 and the first offering under the 2001 Purchase Plan is scheduled to commence on February 1, 2002. As of March 2, 2001, 71,250 shares of Common Stock remained available for issuance pursuant to the 1991 Purchase Plan. Any shares remaining in the 1991 Purchase Plan following the final purchase under that plan on January 31, 2002 shall then expire and will no longer be available for issuance.

     Stockholders are requested in this Proposal 3 to approve the 2001 Purchase Plan. The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the meeting will be required to approve the 2001 Purchase Plan. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 3.

     The essential features of the 2001 Purchase Plan, as amended, are outlined below:

PURPOSE

     The purpose of the 2001 Purchase Plan is to provide a means by which employees of the Company (and any parent or subsidiary of the Company designated by the Board to participate in the 2001 Purchase Plan) may be given an opportunity to purchase Common Stock of the Company through payroll deductions, to assist the Company in retaining the services of its employees, to secure and retain the services of new employees, and to provide incentives for such persons to exert maximum efforts for the success of the Company. As of March 31, 2001, approximately all of the Company's approximately 167 employees are eligible to participate in the 2001 Purchase Plan.

     The rights to purchase Common Stock granted under the 2001 Purchase Plan are intended to qualify as options issued under an "employee stock purchase plan" as that term is defined in Section 423(b) of the Code.

ADMINISTRATION

     The Board administers the 2001 Purchase Plan and has the final power to construe and interpret both the 2001 Purchase Plan and the rights granted under it. The Board has the power, subject to the provisions of the 2001 Purchase Plan, to determine when and how rights to purchase Common Stock of the Company will be granted, the provisions of each offering of such rights (which need not be identical), and whether employees of any parent or subsidiary of the Company will be eligible to participate in the 2001 Purchase Plan.

     The Board has the power to delegate administration of the 2001 Purchase Plan to a committee. The Board has delegated administration of the 2001 Purchase Plan to the Compensation Committee of the Board. As used herein with respect to the 2001 Purchase Plan, the "Board" refers to the Compensation Committee and to the Board.

OFFERINGS

     The 2001 Purchase Plan is implemented by offerings of rights to all eligible employees from time to time by the Board. Generally, each offering is 24 months long and is divided into four shorter "purchase periods" each approximately six months in length.

ELIGIBILITY

     Any person who is customarily employed more than 20 hours per week and five months per calendar year by the Company (or by any parent or subsidiary of the Company designated by the Board) on the first day of an offering is eligible to participate in that offering. Officers of the Company who are "highly compensated" as defined in the Code are eligible to participate in the offerings.

     However, no employee is eligible to participate in the 2001 Purchase Plan if, immediately after the grant of purchase rights, the employee would own, directly or indirectly, stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or of any parent or subsidiary of the Company (including any stock which such employee may purchase under all outstanding rights and options). In addition, no employee may purchase more than $25,000 worth of Common Stock (determined at the fair market value of the shares at the time such rights are granted in accordance with the Code) under all employee stock purchase plans of the Company and its affiliates in any calendar year.

PARTICIPATION IN THE PLAN

     Eligible employees enroll in the 2001 Purchase Plan by delivering to the Company, prior to the date selected by the Board as the offering date for the offering, an agreement authorizing payroll deductions of up to 15% of such employees' total compensation during the offering.

PURCHASE PRICE

     Generally the purchase price per share at which shares of Common Stock are sold in an offering under the 2001 Purchase Plan is the lower of (i) 85% of the fair market value of a share of Common Stock on first day of the offering or
(ii) 85% of the fair market value of a share of Common Stock on the last day of the purchase period.

PAYMENT OF PURCHASE PRICE; PAYROLL DEDUCTIONS

     The purchase price of the shares is accumulated by payroll deductions over the offering. At any time during the offering, a participant may begin, increase, reduce or terminate his or her payroll deductions as the Board provides in the offering. All payroll deductions made for a participant are credited to his or her account under the 2001 Purchase Plan and deposited with the general funds of the Company. A participant may not make additional payments into such account.

PURCHASE OF STOCK

     By executing an agreement to participate in the 2001 Purchase Plan, the employee is entitled to purchase shares under the 2001 Purchase Plan. In connection with offerings made under the 2001 Purchase Plan, the Board specifies a maximum number of shares of Common Stock an employee may be granted the right to purchase and the maximum aggregate number of shares of Common Stock that may be purchased pursuant to such offering by all participants. If the aggregate number of shares to be purchased upon exercise of rights granted in the offering would exceed the maximum aggregate number of shares of Common Stock available, the Board would make a pro rata allocation of available shares in a uniform and equitable manner. Unless the employee's participation is discontinued, his or her right to purchase shares is exercised automatically at the end of the purchase period at the applicable price. See "Withdrawal" below.

WITHDRAWAL

     While each participant in the 2001 Purchase Plan is required to sign an agreement authorizing payroll deductions, the participant may withdraw from a given offering by terminating his or her payroll deductions and by delivering to the Company a notice of withdrawal. The 2001 Purchase Plan provides that a participant may withdraw from an offering at any time, unless the offering provides otherwise.

     Upon any withdrawal from an offering by the employee, the Company will distribute to the employee his or her accumulated payroll deductions without interest, less any accumulated deductions previously applied to the purchase of shares of Common Stock on the employee's behalf during such offering, and such employee's interest in the offering will be automatically terminated. The employee is not entitled to again participate in that offering. However, an employee's withdrawal from an offering will not have any effect upon such employee's eligibility to participate in subsequent offerings under the 2001 Purchase Plan.

TERMINATION OF EMPLOYMENT

     Rights granted pursuant to any offering under the 2001 Purchase Plan terminate immediately upon cessation of an employee's employment for any reason, and the Company will distribute to such employee all of his or her accumulated payroll deductions, without interest.

RESTRICTIONS ON TRANSFER

     Rights granted under the 2001 Purchase Plan are not transferable and may be exercised only by the person to whom such rights are granted.

DURATION, AMENDMENT AND TERMINATION

     The Board may suspend or terminate the 2001 Purchase Plan at any time. The Board also may amend the 2001 Purchase Plan at any time. Any amendment of the 2001 Purchase Plan must be approved by the stockholders within 12 months of its adoption by the Board if the amendment would (i) increase the number of shares of Common Stock reserved for issuance under the 2001 Purchase Plan, (ii) modify the requirements relating to eligibility for participation in the 2001 Purchase Plan, or (iii) modify any other provision of the 2001 Purchase Plan in a manner that would materially increase the benefits accruing to participants under the 2001 Purchase Plan, if such approval is required in order to comply with the requirements of Rule 16b-3 under the Securities Exchange Act of 1934, as amended.

     Rights granted before amendment or termination of the 2001 Purchase Plan will not be altered or impaired by any amendment or termination of the 2001 Purchase Plan without consent of the employee to whom such rights were granted.

EFFECT OF CERTAIN CORPORATE EVENTS

     In the event of a dissolution, liquidation or specified types of mergers of the Company, the surviving corporation either will assume the rights under the 2001 Purchase Plan or substitute similar rights, or the exercise date of any ongoing offering will be accelerated such that the outstanding rights may be exercised immediately prior to, or concurrent with, any such event.

STOCK SUBJECT TO 2001 PURCHASE PLAN

     Subject to this Proposal 3, an aggregate of 400,000 shares of Common Stock is reserved for issuance under the 2001 Purchase Plan. If rights granted under the 2001 Purchase Plan expire, lapse or otherwise terminate without being exercised, the shares of Common Stock not purchased under such granted rights again become available for issuance under the 2001 Purchase Plan.

FEDERAL INCOME TAX INFORMATION

     Rights granted under the 2001 Purchase Plan are intended to qualify for favorable federal income tax treatment associated with rights granted under an employee stock purchase plan which qualifies under provisions of Section 423 of the Code.

     A participant will be taxed on amounts withheld for the purchase of shares of Common Stock as if such amounts were actually received. Other than this, no income will be taxable to a participant until disposition of the acquired shares, and the method of taxation will depend upon the holding period of the acquired shares.

     If the stock is disposed of at least two years after the beginning of the offering period and at least one year after the stock is transferred to the participant, then the lesser of (i) the excess of the fair market value of the stock at the time of such disposition over the exercise price or (ii) the excess of the fair market value of the stock as of the beginning of the offering period over the exercise price (determined as of the beginning of the offering period) will be treated as ordinary income. Any further gain or any loss will be taxed as a long-term capital gain or loss. Such capital gains currently are generally subject to lower tax rates than ordinary income.

     If the stock is sold or disposed of before the expiration of either of the holding periods described above, then the excess of the fair market value of the stock on the exercise date over the exercise price will be treated as ordinary income at the time of such disposition. The balance of any gain will be treated as capital gain. Even if the stock is later disposed of for less than its fair market value on the exercise date, the same amount of ordinary income is attributed to the participant, and a capital loss is recognized equal to the difference between the sales price and the fair market value of the stock on such exercise date. Any capital gain or loss will be short-term or long-term, depending on how long the stock has been held.

     There are no federal income tax consequences to the Company by reason of the grant or exercise of rights under the 2001 Purchase Plan. The Company is entitled to a deduction to the extent amounts are taxed as ordinary income to a participant (subject to the requirement of reasonableness and the satisfaction of tax reporting obligations).

                                   PROPOSAL 4

        APPROVAL OF THE COMPANY'S DIRECTORS' DEFERRED COMPENSATION PLAN

     In August 1997, the Company adopted a Non-Employee Directors' Deferred Compensation Plan (the "Directors' Deferral Plan") that permits participating non-employee directors to elect, on an annual basis, to defer all or a portion of their cash compensation in a deferred stock account pursuant to which the deferred fees are credited in the form of phantom shares of the Company's Common Stock, based on the market price of the stock at the time the fees are earned. Deferred amounts are, therefore, valued according to fluctuations in the fair market value of the Company's Common Stock. When a participant ceases serving as a director, the participant will be entitled to receive the value of his or her account in cash and/or in the form of the Company's Common Stock, either in a single lump sum payment or in equal annual installments, as determined by the Company in its sole discretion. All non-employee directors have deferred all of their cash compensation since the inception of the Directors' Deferral Plan.

     In October 1999, the Board amended the Directors' Deferral Plan and, among other things, restricted the number of shares of the Company's Common Stock issuable under the life of the plan to be no more than the lower of: (i) one percent (1%) of the Company's outstanding Common Stock on the effective date of the plan; (ii) one percent (1%) of the outstanding voting power of the Company's outstanding securities on the effective date of the plan; or (iii) twenty-five thousand (25,000) shares of the Company's Common Stock, or such other applicable limitation that would cause the plan to require stockholder approval.

     In February 2001, the Board again amended the Directors' Deferral Plan and reserved an aggregate of seventy-five thousand (75,000) shares of the Company's Common Stock for issuance pursuant to its terms, subject to stockholder approval.

     Since the inception of the Directors' Deferral Plan, the Company has made aggregate payments of $3,056 in cash and 13,283 shares of the Company's Common Stock to former non-employee directors of the Company under the terms of the Directors' Deferral Plan. Accordingly, of the seventy-five thousand (75,000) total shares reserved under the Directors' Deferral Plan, only 61,717 shares will be available for future issuance if Proposal 4 is approved.

     Stockholders are requested in this Proposal 4 to approve the Directors' Deferral Plan, which will provide the Company with greater flexibility to pay distributions under the Directors' Deferred Plan either in cash or in shares of the Company's Common Stock. The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the meeting will be required to approve the Directors' Deferral Plan. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 4.

     The essential features of the Directors' Deferral Plan, as amended, are outlined below:

PURPOSE

     The purpose of the Directors' Deferral Plan is to provide deferred compensation benefits to non-employee directors of the Company. The Directors' Deferral Plan provides benefits derived from contributions by the Company of a non-employee director's compensation as to which he or she has elected to defer payment and other discretionary contributions made by the Company. It is intended that the Directors' Deferral Plan constitute an unfunded deferred compensation arrangement for purposes of United States federal income tax laws.

ADMINISTRATION

     The Directors' Deferral Plan is administered by the President and Chief Executive Officer of the Company (the "Administrator"). The Administrator exercises all administrative powers and duties under the Directors' Deferral Plan in accordance with the terms and purposes of the Directors' Deferral Plan, including the determination of the amount of benefits due to each non-employee director or his or her beneficiary.

     The Administrator may adopt rules and regulations not inconsistent with the provisions of the Directors' Deferral Plan as deemed necessary or appropriate for the proper administration of the Directors' Deferral Plan and shall have the authority, in the Administrator's sole discretion, to interpret and construe any provision of the Directors' Deferral Plan.

ELIGIBILITY; PARTICIPATION

     Only non-employee directors of the Company may participate in the Directors' Deferral Plan. A non-employee director is defined in the Directors' Deferral Plan as a director who either (i) is not a current employee or officer of the Company or its parent or subsidiary, does not receive compensation (directly or indirectly) from the Company or its parent or subsidiary for services rendered as a consultant or in any capacity other than as a director (except for an amount as to which disclosure would not be required under Item 404(a) of Regulation S-K promulgated pursuant to the Securities Act of 1933, as amended ("Regulation S-K")), does not possess an interest in any other transaction as to which disclosure would be required under Item 404(a) of Regulation S-K, and is not engaged in a business relationship as to which disclosure would be required under Item 404(b) of Regulation S-K; or (ii) is otherwise considered a "non-employee director" for purposes of Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended.

     In order to participate in the Directors' Deferral Plan, a non-employee director must enter into a deferred compensation agreement indicating the amount of compensation that the director wishes to defer pursuant to the terms of the plan. A participating non-employee director must either enter into a deferred compensation agreement with the Company within thirty (30) days after the date he or she becomes eligible, or at the beginning of any year following the year in which he or she became eligible to participate in the Directors' Deferral Plan. Each year thereafter, each participating director must enter into a new deferred compensation agreement prior to the beginning of such year (or such earlier date established by the Company).

DEFERRAL OF COMPENSATION

     All fees received by a participating director for his or her services as a director, including, but not limited to, retainers and meeting attendance fees, may be deferred pursuant to the Deferred Compensation Plan.

     All deferred compensation is held in an account maintained by the Company and all amounts therein represent participation rights ("Participation Rights") in the Deferred Compensation Plan. The amounts held in the account are converted into that number of Participation Rights that equal the amount of such deferred compensation divided by the fair market value of the Common Stock of the Company as of the date such deferred compensation was entitled to be received. In the event any dividends or distributions are made with respect to the Common Stock of the Company, the Company allocates an amount to each non-employee director's account that is equal to the amount of such dividends or distributions that would have been made with respect to the Participation Rights allocated to an account as if the Participation Rights were shares of Common Stock of the Company. Such dividend/distribution allocations are also converted into that number of whole and/or fractional Participation Rights that equal the amount of such allocation divided by the fair market value of the Common Stock of the Company as of the date such dividends or distributions are made with respect to the Common Stock of the Company to the Company's stockholders of record.

STOCK SUBJECT TO DEFERRED COMPENSATION PLAN

     An aggregate of seventy-five thousand (75,000) shares of Common Stock has been authorized for issuance pursuant to the Deferred Compensation Plan, subject to adjustment to appropriately reflect any merger, consolidation, reorganization, stock dividend, stock split, change in corporate structure or other similar transactions not involving the receipt of consideration by the Company. However, unless the Deferred Compensation Plan is approved by the stockholders, the aggregate number of shares of the Company's Common Stock distributable to the Company's non-employee directors may not exceed the lesser of one percent (1%) of the Company's outstanding Common Stock on August 25, 1997; one percent (1%) of the outstanding voting power of the Company's outstanding securities on August 25, 1997; or twenty-five thousand (25,000) shares of the Company's Common Stock, or such other applicable limitation that would cause the Deferred Compensation Plan to require stockholder approval.

BENEFITS

     All benefits and amounts payable under the Deferred Compensation Plan are subject to the claims of the general creditors of the Company. No trust has been established to hold any assets which may be set aside by the Company to pay the benefits under the Deferred Compensation Plan and the Company has no obligation to set aside any amounts to pay such benefits. All Benefits under the Deferred Compensation Plan, to the extent accrued, shall be fully vested at all times.

     Retirement Benefits. When a non-employee director ceases serving as a director and providing services to the Company in any other capacity, he or she is generally entitled to receive the value of his or her account determined as of the last day of the month that coincides with or next follows the date of the meeting of the Board that coincides with or next precedes the date of the distribution, which shall be paid out by the Company in cash and/or in the form of the Company's Common Stock, either in a single lump sum payment or in equal annual installments (in terms of the number of Participation Rights allocated to such director's account), as determined by the Company in its sole discretion.

     If the Company determines that the distribution of a non-employee director's account shall be in installment payments, the number of installment payments shall be the lesser of: (i) ten (10); or (ii) two (2) times the number of years for which such director entered into a deferred compensation agreement with the Company under the Deferred Compensation Plan. The value of an installment shall be determined by multiplying the number of Participation Rights to be paid out in such installment by the fair market value of one share of the Company's Common Stock on the last trading day immediately preceding such installment payment.

     Death Benefits. In the event a non-employee director dies prior to receiving all of his or her benefits, his or her remaining benefits shall be paid by the Company in cash and/or in the form of the Company's Common Stock, as determined by the Company in its sole discretion, to the non-employee director's beneficiary in a lump sum payment as soon as administratively feasible.

EFFECT OF CERTAIN CORPORATE EVENTS

     In the event of a sale, merger, reorganization, consolidation or other similar transaction involving the Company, no non-employee director participating in the Deferred Compensation Plan will be considered to have ceased serving as a director for purposes of the Deferred Compensation Plan, nor will he or she be entitled to receive benefits until he or she actually ceases serving as director of the Company or any acquiring or successor company or entity, and otherwise ceases to provide services to the Company, unless payment of benefits are otherwise directed to be paid. Notwithstanding the foregoing, generally, in the event of dissolution, liquidation or specified types of mergers of the Company, a non-employee director shall be entitled to receive benefits immediately prior to the effective date of such corporate event. Such transactions may not, without the written consent of the non-employee director, eliminate or reduce any benefit of such director under the Deferred Compensation Plan to which, as of the date of such transaction, he or she would be entitled had he or she ceased serving as a director immediately prior to such date.

TERMINATION AND AMENDMENT

     A participating director may not terminate his or her Deferred Compensation Agreement for any year on or after the first day of such year. However, a participating director shall cease to be eligible to participate in the Deferred Compensation Plan as of the date he or she ceases serving as a director.

     The Company has reserved the right to amend or terminate the Deferred Compensation Plan at any time, subject to certain exceptions regarding the payment of benefits for previously deferred compensation. No termination of the Deferred Compensation Plan or any amendments thereto which affect benefits under the Deferred Compensation Plan may, without the written consent of the affected non-employee director, eliminate or reduce any benefit of such director under the Deferred Compensation Plan to which, as of the date of such termination or amendment, he or she would be entitled had he or she ceased serving as a director immediately prior to such date.

     In the event of any amendment of the Deferred Compensation Plan which affects the amount of benefits payable under the Deferred Compensation Plan, non-employee directors shall be entitled to receive the greater of the benefit provided under the Deferred Compensation Plan, as amended, or the benefit otherwise entitled with respect to such previously deferred compensation.

     Upon termination of the Deferred Compensation Plan, all Deferred Compensation Agreements terminate immediately and all non-employee directors' full compensation on a non-deferred basis will be restored. Each and every non-employee director will receive payment of the value of his or her account as if he or she had ceased serving as a director on the date of the Deferred Compensation Plan's termination.

FEDERAL INCOME TAX INFORMATION

     To avoid federal income taxation for participants prior to the time of payment, deferrals and earnings, if any, must be treated for tax purposes as owned by the Company. Participants in the Directors' Deferral Plan have no preferred claim on or beneficial ownership interest in any assets of the Company prior to the time actual payments of benefits are paid, and all rights of the participants to benefits are mere unsecured contractual rights against the Company.

     Participants in the Directors' Deferral Plan will be taxed at ordinary income tax rates on distributions from the Directors' Deferral Plan. There are no federal income tax consequences to the Company or the participants at the time of deferral. The Company will be entitled to a federal income tax deduction at the same time that a participant is subject to income tax on a distribution from the Directors' Deferral Plan.

     Other Tax Consequences. The foregoing discussion is intended to be a general summary only of the federal income tax aspects of contributions to and distributions from the Directors' Deferral Plan; tax consequences may vary depending on the particular circumstances at hand. In addition, administrative and judicial interpretations of the application of the federal income taxes are subject to change. Furthermore, no information is given with respect to state or local taxes that may be applicable. Participants in the Directors' Deferral Plan who are residents of or are employed in a country other than the United States may be subject to taxation in accordance with the tax laws of that particular country in addition to or in lieu of United States federal income taxes.

                                   PROPOSAL 5

      APPROVAL OF INCREASE IN NUMBER OF AUTHORIZED SHARES OF COMMON STOCK

     The Board has adopted, subject to stockholder approval, an amendment to the Company's Amended and Restated Certificate of Incorporation to increase the Company's authorized number of shares of Common Stock from 100,000,000 shares to 200,000,000 shares.

     The additional Common Stock to be authorized by adoption of the amendment would have rights identical to the currently outstanding Common Stock of the Company. Adoption of the proposed amendment and issuance of the Common Stock would not affect the rights of the holders of currently outstanding Common Stock of the Company, except for effects incidental to increasing the number of shares of the Company's Common Stock outstanding, such as dilution of the earnings per share and voting rights of current holders of Common Stock. If the amendment is adopted, it will become effective upon filing of a Certificate of Amendment of the Company's Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware.

     In addition to the 63,469,176 shares of Common Stock outstanding at March 2, 2001, the Board has reserved 10,132,209 shares for issuance upon exercise of options and rights granted under the Company's stock option, stock purchase and salary deferral plans, including an aggregate of 461,717 shares subject to stockholder approval under Proposals 3 and 4 herein, and up to approximately 1,585,950 shares of Common Stock which may be issued upon exercise of warrants, 1,530,950 of which are held by Johnson & Johnson.

     Although at present the Board of Directors has no other plans to issue the additional shares of Common Stock, it desires to have such shares available to provide additional flexibility to use its capital stock for business and financial purposes in the future. The additional shares may be used, without further stockholder approval in certain circumstances, for various purposes including, without limitation, raising capital, providing equity incentives to employees, officers or directors, establishing strategic relationships with other companies and expanding the Company's business or product lines through the acquisition of other businesses or products.

     The additional shares of Common Stock that would become available for issuance if the proposal were adopted could also be used by the Company to oppose a hostile takeover attempt or delay or prevent changes in control or management of the Company. For example, without further stockholder approval, the Board could adopt a "poison pill" that would, under certain circumstances related to an acquisition of shares not approved by the Board, give certain holders the right to acquire additional shares of Common Stock at a low price, or the Board could strategically sell shares of Common Stock in a private transaction. This proposal to increase the authorized Common Stock has been prompted by business and financial considerations and not by the threat of any hostile takeover attempt (nor is the Board currently aware of any such attempts directed at the Company). However, stockholders should be aware that approval of this proposal could facilitate future efforts by the Company to deter or prevent changes in control of the Company.

     The affirmative vote of the holders of a majority of the shares of the Common Stock will be required to approve this amendment to the Company's Amended and Restated Certificate of Incorporation. As a result, abstentions and broker non-votes will have the same effect as negative votes.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 5.

                                   PROPOSAL 6

               RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

     The Board has selected Ernst & Young LLP as the Company's independent auditors for the fiscal year ending December 31, 2001 and has further directed that management submit the selection of independent auditors for ratification by the stockholders at the Annual Meeting. Ernst & Young LLP has audited the Company's financial statements since its inception in 1987. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

     Stockholder ratification of the selection of Ernst & Young LLP as the Company's independent auditors is not required by the Company's Bylaws or otherwise. However, the Board is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee and the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee and the Board in their discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

     The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the selection of Ernst & Young LLP. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

     Audit Fees. During the fiscal year ended December 31, 2000, the aggregate fees billed by Ernst & Young LLP for the audit of the Company's financial statements for such fiscal year and for the reviews of the Company's interim financial statements was $65,705.

     Financial Information Systems Design and Implementation Fees. During the fiscal year ended December 31, 2000, Ernst & Young LLP did not provide any information technology consulting services for the Company.

     All Other Fees. During fiscal year ended December 31, 2000, the aggregate fees billed by Ernst & Young LLP for professional services other than audit and information technology consulting fees was $212,169.

     The Audit Committee has determined that the rendering of the other non-audit services by Ernst & Young LLP is compatible with maintaining the auditor's independence.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 6.

                             SECURITY OWNERSHIP OF
                    CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding the ownership of the Company's Common Stock as of March 2, 2001 by: (i) each nominee for director; (ii) each of the executive officers named in the Summary Compensation Table; (iii) all executive officers and directors of the Company as a group; and
(iv) all those known by the Company to be beneficial owners of more than five percent of its Common Stock.

     Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 63,469,176 shares outstanding on March 2, 2001 adjusted as required by rules promulgated by the Securities and Exchange Commission (the "Commission"). Except as shown otherwise in the table, the address of each stockholder listed is in care of the Company at 9373 Towne Centre Drive, San Diego, California 92121.

                                                                       BENEFICIAL OWNERSHIP
                                                           --------------------------------------------
                                                                          SHARES ISSUABLE
                                                                        PURSUANT TO OPTIONS
                                                                            AND WARRANTS
                                                                         EXERCISABLE WITHIN
                                                             NUMBER          60 DAYS OF        PERCENT
                   BENEFICIAL OWNER(1)                     OF SHARES       MARCH 2, 2001       OF TOTAL
                   -------------------                     ----------   --------------------   --------
Allen Andersson(2).......................................  10,653,794               --           16.3
  62 Sparhawk Lane
  North Conway, NH 03860
Domain Partners IV, L.P.(3)..............................   4,338,691               --            6.8
  One Palmer Square
  Princeton, NJ 08542
Funds Managed by Capital Research & Management
  Group(4)...............................................   3,922,933               --            6.2
  333 South Hope Street
  Los Angeles CA 90071
James C. Blair(3)(5).....................................   4,311,875           20,000            6.8
Daniel M. Bradbury(6)....................................     398,265          184,020              *
Martin R. Brown(7).......................................     263,740          149,197              *
Vaughn D. Bryson(8)......................................      90,513           10,000              *
Joseph C. Cook, Jr.(9)...................................   2,100,340        1,013,869            3.3
Nancy K. Dahl(10)........................................     219,563          217,231              *
Ginger L. Graham(11).....................................     100,000           60,000              *
Howard E. Greene, Jr.(12)................................   2,168,088           20,000            3.4
Vaughn M. Kailian(13)....................................      60,000           60,000              *
Orville G. Kolterman(14).................................     449,393          418,722              *
Jay S. Skyler(15)........................................      42,585           30,585              *
All executive officers and directors as a group (14
  persons)...............................................  10,336,697        2,302,259           15.7

---------------
  *  Less than one percent.

 (1) This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G filed with the Securities and Exchange Commission. Includes shares issuable pursuant to options and other rights to purchase the Company's shares exercisable within 60 days of March 2, 2001.

 (2) This amount includes 2,602,779 shares held by Susan Riecken, Mr. Andersson's spouse.

 (3) Includes 4,115,046 shares held by Domain Partners IV, L.P., 99,159 shares held by DP IV Associates, L.P., 10,000 shares held by Domain Associates, L.L.C. and 114,486 shares held by One Palmer Square Associates IV, L.L.C. Dr. Blair is a general partner of One Palmer Square Associates II, L.P., and the managing member of One Palmer Square Associates IV, LLC. One Palmer Square Associates II, L.P.

is the general partner of Domain Partners II. One Palmer Square Associates IV, LLC is the general partner of Domain Partners IV, L.P. and DP IV Associates, L.P. Dr. Blair disclaims beneficial ownership of the 4,338,691 shares held by the Domain Partners' entities except to the extent of his pecuniary interest in such shares.

 (4) Includes 3,000,000 shares held of record by Rescueboat & Co., as Custodian for The Growth Fund of America, Inc., and 922,933 shares held of record by Clipperbay & Co., as Custodian for SMALLCAP World Fund, Inc.

 (5) Includes 5,425 unvested stock options exercisable pursuant to early exercise provisions.

 (6) Includes 81,520 unvested stock options exercisable pursuant to early exercise provisions.

 (7) Includes 23,365 unvested stock options exercisable pursuant to early exercise provisions.

 (8) Includes 80,513 shares held by the Vaughn D. Bryson Irrevocable Trust, U-A 1/14/99 and 5,425 unvested stock options exercisable pursuant to an early exercise provision. As of March 2, Mr. Bryson held 11,740 shares of unvested Common Stock that are subject to a repurchase right in favor of the Company.

 (9) Includes 130,752 shares owned by Farview Management, L.P. to which Mr. Cook shares voting and dispositive power with his wife and 207,667 unvested stock options exercisable pursuant to early exercise provisions.

(10) Includes 36,179 unvested stock options exercisable pursuant to early exercise provisions.

(11) Includes 5,425 unvested stock options exercisable pursuant to early exercise provisions.

(12) Includes 70,769 shares held by The Greene Children's Trust, of which Mr. Greene is a trustee and with respect to which he shares voting and dispositive power with his wife, Arlene Greene, 2,077,319 shares held in The Greene Family Trust, of which Mr. Greene is a trustee and with respect to which he also shares voting and dispositive power with his wife and 5,425 unvested stock options exercisable pursuant to early exercise provisions.

(13) Includes 5,425 unvested stock options exercisable pursuant to early exercise provisions.

(14) Includes 4,050 shares owned by Dr. Kolterman's daughter and stepson and 50,164 unvested stock options exercisable pursuant to early exercise provisions.

(15) Includes 5,425 unvested stock options exercisable pursuant to early exercise provisions.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 (the "1934 Act") requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

     To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 2000, all
Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with.

                             EXECUTIVE COMPENSATION

COMPENSATION OF DIRECTORS

     Prior to April 2001, each non-employee director of the Company received a $1,000 attendance fee for each meeting of the Board such director attended, subject to the Directors' Deferral Plan described in Proposal 4, above. In February 2001, the Board approved a revised compensation arrangement pursuant to which non-employee directors shall receive an annual retainer of $10,000 payable in equal quarterly installments. In 2000, $27,800 was deferred into the Directors' Deferral Plan and payments with a total value of $119,551, which included 13,283 shares of the Company's Common Stock, were paid to one former director under the Directors' Deferral Plan. The members of the Board of Directors are also eligible for reimbursement for their expenses incurred in connection with attendance at Board meetings in accordance with Company policy.

     Each non-employee director of the Company also receives stock option grants under the Directors' Plan, as described in Proposal 2, above. During the last fiscal year, the Company granted options covering an aggregate of seventy thousand (70,000) shares to seven non-employee directors of the Company, at an exercise price per share of $10.25, which was equal to the fair market value of such Common Stock on the date of grant. As of March 2, 2001, 57,657 options had been exercised under the Directors' Plan.

     In August 1997, the Company adopted the Directors' Deferral Plan described in Proposal 4 above that permits participating non-employee directors to elect, on an annual basis, to defer all or a portion of their cash compensation as directors in a deferred stock account pursuant to which the fees are credited in the form of phantom shares of the Company's Common Stock, based on the market price of the stock at the time the fees are earned. Deferred amounts are, therefore, valued according to fluctuations in the fair market value of the Company's Common Stock. When a participant ceases serving as a director, the participant will be entitled to receive the value of his or her account in cash and/or in the form of the Company's Common Stock, either in a single lump sum payment or in equal annual installments, as determined by the Company in its sole discretion. All non-employee directors chose to defer all of their cash compensation for the period January 1, 2000 through December 31, 2000.

                       COMPENSATION OF EXECUTIVE OFFICERS

SUMMARY OF COMPENSATION

     The following table shows for the fiscal years December 31, 1998, 1999 and 2000, compensation awarded or paid to, or earned by, the Company's Chief Executive Officer and its other four most highly compensated executive officers at December 31, 2000 (the "Named Executive Officers"):

                           SUMMARY COMPENSATION TABLE

                                                                                 LONG TERM
                                      ANNUAL COMPENSATION(1)                COMPENSATION AWARDS
                          -----------------------------------------------   -------------------    ALL OTHER
        NAME AND                                           OTHER ANNUAL      SHARES UNDERLYING    COMPENSATION
   PRINCIPAL POSITION     YEAR   SALARY ($)   BONUS ($)   COMPENSATION($)       OPTIONS (#)          ($)(2)
   ------------------     ----   ----------   ---------   ---------------    -----------------    ------------
Joseph C. Cook, Jr. ....  2000    $460,625    $     --       $122,225(3)          165,000           $ 5,000
  CEO and Chairman of     1999     375,000          --        190,951(3)          206,800            17,405
  the Board of Directors  1998     234,053          --         92,472(3)          765,000(4)          1,248
Daniel M. Bradbury......  2000     287,527     102,100             --              95,000             5,250
  Executive Vice
     President            1999     189,625          --             --              77,000             8,466
                          1998     174,863      26,648             --             157,000             5,000
Orville G. Kolterman....  2000     252,194     125,100             --              65,000             5,250
  Senior Vice President   1999     233,300          --             --              53,000            10,337
  of Clinical Affairs     1998     232,535      36,323             --             150,700             4,294

                                                                                 LONG TERM
                                      ANNUAL COMPENSATION(1)                COMPENSATION AWARDS
                          -----------------------------------------------   -------------------    ALL OTHER
        NAME AND                                           OTHER ANNUAL      SHARES UNDERLYING    COMPENSATION
   PRINCIPAL POSITION     YEAR   SALARY ($)   BONUS ($)   COMPENSATION($)       OPTIONS (#)          ($)(2)
   ------------------     ----   ----------   ---------   ---------------    -----------------    ------------
Martin R. Brown.........  2000..  $239,400    $ 99,350       $                     67,000           $ 5,250
  Senior Vice President   1999     184,500          --             --              66,800             8,280
  of Operations           1998     150,969      15,300             --             100,695             5,000
Nancy K. Dahl...........  2000     228,462      89,950                             45,000             4,745
  Vice President and      1999     167,075          --             --              50,600             6,086
  General Counsel         1998     154,452      14,229             --             104,650             4,640

---------------
(1) As permitted by rules promulgated by the SEC, no amounts are shown for 2000, or with respect to certain "perquisites," where such amounts do not exceed the lesser of 10% of salary plus bonus or $50,000.

(2) Except as noted below, consists of matching contributions made by the Company in Common Stock under its 401(k) plan and represents the fair market value of the Company's Common Stock on the calculation date multiplied by the number of shares. With respect to 1999, the amount also includes distributions to employees from the Phantom Stock Salary Deferral Plan, based on the fair market value of the Company's Common Stock as of May 31, 1999 ($1.313 per share) multiplied by the number of shares of Common Stock distributed and the cash refund generated. For 1999, the All Other Compensation amounts are apportioned as follows:

                                                                   FAIR MARKET VALUE
                                                                       OF SHARES           CASH
                                                  COMMON STOCK     DISTRIBUTED UNDER   DISTRIBUTION
                                VALUE OF 401K     DISTRIBUTED        PHANTOM STOCK     FROM PHANTOM
                                  MATCHING       UNDER PHANTOM      SALARY DEFERRAL    STOCK SALARY
                                CONTRIBUTIONS     STOCK SALARY        PLAN, AS OF        DEFERRAL
             NAME                    ($)        DEFERRAL PLAN(#)     MAY 31, 1999        PLAN($)
             ----               -------------   ----------------   -----------------   ------------
Joseph C. Cook, Jr. ..........     $5,004            2,685              $3,525            $8,876
Orville G. Kolterman..........      4,781            1,203               1,580             3,976
Daniel M. Bradbury............      4,795              795               1,044             2,627
Martin R. Brown...............      5,006              709                 931             2,343
Nancy K. Dahl.................      5,004              234                 307               775

(3) Represents expenses paid by the Company or reimbursed to Mr. Cook for certain living expenses, associated travel expenses and tax gross-ups related thereto, in accordance with Mr. Cook's employment agreement with the Company.

(4) Includes options to purchase 12,676 shares that were later cancelled.

                       STOCK OPTION GRANTS AND EXERCISES

     The Company grants options to its executive officers under its 1991 Stock Option Plan (the "1991 Option Plan") and its 2001 Equity Incentive Plan (the "2001 Incentive Plan"). As of March 2, 2001, options to purchase a total of 5,202,459 shares were outstanding under the 1991 Option Plan and options to purchase 4,440 shares remained available for grant thereunder and options to purchase a total of 452,380 shares were outstanding under the 2001 Incentive Plan and options to purchase 3,547,620 shares remained available for grant thereunder.

     The following tables show for the fiscal year ended December 31, 2000, certain information regarding options granted to, exercised by, and held at year end by, the Named Executive Officers:

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                INDIVIDUAL GRANTS
                          -----------------------------                               POTENTIAL REALIZABLE VALUE
                           NUMBER OF       % OF TOTAL                                 AT ASSUMED ANNUAL RATES OF
                           SECURITIES     OPTIONS/SARS                               STOCK PRICE APPRECIATION FOR
                           UNDERLYING      GRANTED TO     EXERCISE OR                       OPTION TERM(5)
                          OPTIONS/SARS    EMPLOYEES IN    BASE PRICE    EXPIRATION   -----------------------------
          NAME             GRANTED(#)    FISCAL YEAR(4)     ($/SH)         DATE          5%($)          10%($)
          ----            ------------   --------------   -----------   ----------   -------------   -------------
Joseph C. Cook, Jr. ....   150,000(1)         7.91%         $14.28       2/22/2010    $1,347,187      $3,414,035
                            15,000(2)            *            9.63      11/17/2010        90,797         230,097
Orville G. Kolterman....    50,000(1)         2.63           14.28       2/22/2010       449,062       1,138,011
                            15,000(2)            *            9.63      11/17/2010        90,797         230,097
Daniel M. Bradbury......    90,000(1)         4.74           14.28       2/22/2010       808,312       2,048,421
                             5,000(2)            *            9.63      11/17/2010        30,266          76,699
Martin R. Brown.........    50,000(1)         2.63           14.28       2/22/2010       449,062       1,138,012
                             7,000(3)            *            9.88      10/04/2010        43,472         110,167
                            10,000(2)            *            9.63      11/17/2010        60,531         153,398
Nancy K. Dahl...........    40,000(1)         2.11           14.28       2/22/2010       359,250         910,409
                             5,000(2)            *            9.63      11/17/2010        30,266          76,629

---------------
  * Less than 1%.

(1) Such options generally vest according to the following schedule: 25% vest one year from the date of grant and the remainder vest daily over the following three years.

(2) Such options generally vest according to the following schedule: (a) 33
     1/3% vested on January 24, 2001, (b) 33 1/3% vest daily over two years from date of grant commencing as of November 17, 2000 and (c) the remaining
    33 1/3% will vest upon the earlier of the issuance of an approvable letter by the FDA for SYMLIN or November 17, 2002.

(3) Such option was fully vested as of the date it was granted.

(4) Based on options to purchase 1,893,040 shares of Common Stock granted to employees, including Named Executive Officers, under the 1991 Option Plan and the 2001 Equity Plan during the fiscal year ended December 31, 2000.

(5) Calculated on the assumption that the market value of the underlying stock increases at the stated values, compounded annually. The total appreciation of the options over their 10-year terms at 5% and 10% is 63% and 159% respectively.

   AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR, AND FY-END OPTION/SAR
                                     VALUES

                                                             NUMBER OF SECURITIES
                                                             UNDERLYING UNEXERCISED       VALUE OF UNEXERCISED
                                                                 OPTIONS/SARS            IN-THE-MONEY OPTIONS/SARS
                             SHARES ACQUIRED     VALUE          AT FY-END (#)                 AT FY-END ($)
           NAME              ON EXERCISE(#)    REALIZED($)   EXERCISABLE/UNEXERCISABLE   EXERCISABLE/UNEXERCISABLE
---------------------------      -------        --------          ---------------          ---------------------
Joseph C. Cook, Jr. .......       30,000        $190,320          643,690/368,634          $2,404,215/$1,192,606
Orville G. Kolterman.......       10,050          85,505          344,840/105,205              1,506,186/254,123
Daniel M. Bradbury.........      136,975         778,293           93,770/142,250                292,998/322,242
Martin R. Brown............       49,596         565,936           106,433/63,566                 513,728/18,653
Nancy K. Dahl..............           --              --           162,754/73,245                938,176/198,410

EMPLOYMENT, SEVERANCE AND CHANGE OF CONTROL AGREEMENTS

     From 1994 to 1998, Joseph C. Cook, Jr. served as a consultant to the Company under various consulting agreements. In June 1995, the Company and Mr. Cook entered into a consulting agreement (the "Consulting Agreement"), which became effective in September 1995. Pursuant to the Consulting Agreement, Mr. Cook agreed to provide certain consulting services, including assistance in implementing the Company's business strategy. As part of Mr. Cook's compensation as a consultant, to date Mr. Cook has been granted nonqualified stock options under the Company's Option Plan to purchase an aggregate of 270,000 shares of Common Stock. In connection with an earlier consulting agreement between the Company and Mr. Cook, in January 1995, the Company also entered into a phantom stock unit agreement with Farview Management Co., L.P. ("Farview"), a consulting firm of which Mr. Cook is a general partner (the "Phantom Stock Agreement"). Pursuant to the agreement, Farview received 9,000 phantom stock units, representing the right to receive cash or shares of the Company's Common Stock ("Phantom Stock Units"). The Phantom Stock Agreement provides that on the date Mr. Cook ceases to be a consultant to or director of the Company (the "Termination Date"), the Company will pay Farview the fair market value of the Phantom Stock Units in cash or shares of the Company's Common Stock, at the election of the Company. The fair market value of each Phantom Stock Unit is to be determined based on the closing price of a share of the Company's Common Stock as quoted on the Nasdaq National Market on the last trading day prior to the Termination Date.

     In addition, in February 1998, Mr. Cook was granted an option to purchase 15,000 shares of Common Stock, including options to purchase 12,676 shares that have been cancelled. Pursuant to the Consulting Agreement, as amended, Mr. Cook's consulting fees and the vesting of his options were determined based on hours of service performed. Mr. Cook was also reimbursed for any reasonable travel, living and business expenses incurred in connection with the performance of his consulting services.

     In March 1998, Mr. Cook accepted a position as Chairman of the Board and Chief Executive Officer of the Company. In connection with his appointment, Mr. Cook entered into an agreement with the Company pursuant to which his annual salary was set at $375,000. Under the terms of his agreement, Mr. Cook is eligible to receive an annual merit bonus of up to $250,000, payable upon the achievement of goals and milestones to be set by the Compensation Committee. In addition, Mr. Cook's agreement provides that the Company will reimburse Mr. Cook or pay for certain living expenses, associated travel expenses and tax gross-up payments related thereto. Mr. Cook was also granted an option to purchase an aggregate of 500,000 shares of the Company's Common Stock under the Company's Option Plan at an exercise price of $2.656 per share. The option vests as follows: 200,000 of the option shares will vest in equal monthly installments over the twelve months following Mr. Cook's employment start date; and the remaining 300,000 option shares will vest in equal monthly installments over the following thirty-six months. In addition, Mr. Cook's agreement provides that vesting of the option will be accelerated in full upon a change in control of the Company in accordance with the Company's standard vesting acceleration provisions.

     In accordance with the provisions of Mr. Cook's employment agreement, his Consulting Agreement with the Company was terminated as of the day prior to the date he commenced employment with the Company. Mr. Cook's employment agreement also provides that the portion of the outstanding options granted to

Mr. Cook in connection with the Consulting Agreement which were vested as of his employment start date will remain outstanding and exercisable in accordance with their terms for so long as Mr. Cook remains employed by the Company and for twelve months thereafter, or for such longer period as is provided under the terms of those options.

     In December 1996, Daniel M. Bradbury entered into an agreement with the Company pursuant to which the Company made an interest-free loan to Mr. Bradbury in the principal amount of $36,000 to assist Mr. Bradbury with relocation expenses. The loan was amended in April 2000, and under its terms the principal amount became due and repayable on the earlier of (a) the 45th day after termination of Mr. Bradbury's employment with the Company, (b) the sale of the property securing the loan or (c) December 10, 2000. The terms of the loan agreement restricted Mr. Bradbury's ability to sell Common Stock of the Company and to make withdrawals of, or take loans against, his contributed funds under the Company's 401(k) plan. The loan was paid in full pursuant to its terms on December 10, 2000.

     In February 1998, the Company adopted a Supplemental Incentive Bonus Program (the "Supplemental Bonus Program") for certain employees. Under the Supplemental Bonus Program, each of the employees specifically designated by the Compensation Committee to participate in the program was eligible to receive a cash bonus equal to 50% of his or her base salary on March 1, 2000, less applicable payroll taxes and benefit contributions (the "Supplemental Bonus"), if he or she met the following criteria: (i) the employee must be continuously employed by the Company or an affiliate of the Company on a full-time basis through March 1, 2000 (the "Bonus Date"); and (ii) the employee must retain a performance rating of "good" or better from March 1, 1998 through the Bonus Date. In addition, in the event of a change in control of the Company prior to March 1, 2000, participating employees may also have been eligible to receive a portion of such bonus under specified circumstances. The Named Executive Officers designated by the Compensation Committee as eligible to participate in the Supplemental Incentive Bonus Program were Messrs. Bradbury and Brown, Ms. Dahl and Dr. Kolterman, each of whom received his or her respective Supplemental Bonus in March 2000.

     In February 2001, the Company adopted the Change in Control Employee Severance Benefit Plan (the "Severance Plan"). The Severance Plan provides certain designated employees of the Company or certain affiliates, if any, who hold the position of Vice President, or any position senior to Vice President, with certain benefits in the event that within 90 days prior to, or within 13 months following, the effective date of certain specified change of control transactions such employee ceases employment with the Company without cause or under certain specified circumstances. An eligible employee will receive continuation of salary for 18 months (24 months in the case of the President or Chief Executive Officer of the Company) in normal regular monthly installments and any bonus such employee would otherwise have received under the Company's annual cash bonus plan then in effect; provided, however, an employee is only entitled to such benefits if he or she does not have a separate individual agreement with the Company regarding change of control or severance benefits (other than any agreement regarding equity incentive plans or arrangements, which shall not be superceded by the Severance Plan). As of March 2, 2001, no eligible employees had separate agreements with the Company regarding change of control or severance benefits that supersede the Severance Plan.

EMPLOYEE BENEFIT PLANS

     In addition to the Severance Plan and the Supplemental Bonus Program described under the caption "Employment, Severance and Change of Control Agreements," the 401(k) Plan described under the caption "Report of the Compensation Committee of the Board of Directors on Executive
Compensation -- 401(k) Matching Contribution," and the 2001 Employee Stock Purchase Plan described in Proposal 3 above, the Company maintains the following employee benefit plans.

2001 EQUITY INCENTIVE PLAN

     In December 2000, the Board adopted the Company's 2001 Equity Incentive Plan (the "2001 Incentive Plan"), which was subsequently approved by the stockholders.

     The 2001 Incentive Plan was adopted to continue to provide equity incentives to the Company's employees and consultants. The need for a new equity incentive plan was prompted because the Company's 1991 Stock Option Plan (the "1991 Option Plan") expires in 2001 and because no shares remained available for grant under the 1991 Option Plan as of December 22, 2000. Moreover, the new 2001 Incentive Plan provides for a broader range of equity incentives than the 1991 Option Plan. More specifically, the 2001 Incentive Plan provides greater flexibility in granting awards by allowing the Company to grant incentive stock options, nonstatutory stock options, stock bonuses, and rights to acquire restricted stock (collectively "awards"). As of March 2, 2001, 452,380 awards had been granted under the 2001 Incentive Plan.

     The Board adopted the 2001 Incentive Plan to provide a means by which employees, directors and consultants of the Company and its affiliates may be given an opportunity to purchase stock in the Company, to assist in retaining the services of such persons, to secure and retain the services of persons capable of filling such positions and to provide incentives for such persons to exert maximum efforts for the success of the Company and its affiliates. All of the approximately 162 employees, and the directors and consultants of the Company and its affiliates are eligible for awards under the 2001 Incentive Plan. Incentive stock options granted under the 2001 Incentive Plan are intended to qualify as "incentive stock options" within the meaning of Section 422 of the Code. Nonstatutory stock options granted under the 2001 Incentive Plan are not intended to qualify as incentive stock options under the Code.

     The Board administers the 2001 Incentive Plan. Subject to the provisions of the 2001 Incentive Plan, the Board has the power to construe and interpret the 2001 Incentive Plan and to determine the persons to whom and the dates on which awards will be granted, the number of shares of Common Stock subject to each award, the time or times during the term of each award within which all or a portion of such award may be exercised, the exercise price, the type of consideration and other terms of the award.

     An aggregate of 4,000,000 shares of Common Stock currently is reserved for issuance under the Incentive Plan. However, the share reserve under the 2001 Incentive Plan, determined at any time, will be automatically increased without any further action by the Board or stockholders by an amount equal to the number of shares of Common Stock subject to any outstanding option under the Company's 1991 Option Plan that expires or is terminated or canceled following the date that the 2001 Incentive Plan was approved by the Board, which cannot exceed a total increase of 5,275,689 shares. Additionally, the shares of the Company's Common Stock subject to such expired, terminated or cancelled options, shall be subtracted from the then current share reserve under the 1991 Option Plan as they are added to the share reserve under the 2001 Incentive Plan. If awards granted under the 2001 Incentive Plan expire or otherwise terminate without being exercised, the shares of Common Stock not acquired pursuant to such awards again become available for issuance under the 2001 Incentive Plan. If the Company reacquires unvested stock issued under the 2001 Incentive Plan, the reacquired stock will again become available for reissuance under the 2001 Incentive Plan for awards other than incentive stock options. The exercise price of incentive stock options may not be less than 100% of the fair market value of the stock subject to the option on the date of the grant and, in some cases, may not be less than 110% of such fair market value. The exercise price of nonstatutory options may not be less than 85% of the fair market value of the stock on the date of grant and, in some cases, may not be less than 110% of such fair market value. Options granted under the 2001 Incentive Plan may become exercisable ("vest") in cumulative increments as determined by the Board.

     In addition, it is expected that the options granted to officers under the 2001 Incentive Plan will include certain change in control provisions. Pursuant to these provisions, if, within 90 days prior to, or within 13 months following the effective date of certain specified change in control transactions, an officer ceases employment with the Company without cause (as defined therein) or under certain other specified circumstances, then generally the vesting and exercisability of the options an officer holds that were issued under the 2001 Incentive Plan shall accelerate in full or any reacquisition or repurchase right of the Company acquired pursuant to any early exercise of such options, if permitted, shall lapse in full.

     No more than an aggregate of 1,000,000 shares of stock may be awarded as stock bonuses under the terms of the 2001 Incentive Plan. A stock bonus may be awarded in consideration for past services actually rendered to the Company or an affiliate of the Company without any additional payment by the recipient of such award.

1991 STOCK OPTION PLAN

     The Company adopted the 1991 Option Plan in October 1991. The 1991 Option Plan has been amended several times, most recently in October 1999. The purpose of the 1991 Option Plan is to assist the Company in attracting the services of new officers, employees and consultants and retaining the services of current officers, employees and consultants. The 1991 Option Plan provides a means by which selected officers, employees and consultants of the Company and its affiliates are given an opportunity to purchase stock in the Company. The 1991 Option Plan provides for the grant of both incentive and nonqualified stock options. Incentive stock options are intended to qualify as "incentive stock options" within the meaning of Section 422 of the Code. Nonqualified stock options granted under the 1991 Option Plan are intended not to qualify as incentive stock options under the Code. The maximum number of shares of Common Stock that may be issued under the 1991 Option Plan is 7,800,000. As of March 2, 2001, options to purchase a total of 5,202,459 shares of Common Stock were outstanding under the 1991 Option Plan and 4,400 shares remained available for future grant. As of March 2, 2001, approximately 162 of the Company's employees were eligible to participate in the 1991 Option Plan.

     Under the 1991 Option Plan , the Board or Compensation Committee may provide for the grant of stock options to eligible employees. The Board or Compensation Committee determines certain provisions of each option granted, including the number of shares to be granted to each person and the time such option may be exercised. The exercise price of incentive stock options may not be less than the fair market value of the Common Stock on the date of the option grant. The exercise price of nonqualified stock options may not be less than 50% of the fair market value of the Common Stock on the date of grant. Such options generally vest according to the following schedule: 25% vest one year from the date of grant and the remainder vest daily over the following three years. However, in October 1998 the Company granted certain options that vest according to the following alternative schedule: 25% vest six months from the date of grant and the remainder vest daily over the following 18 months, and from time to time, the Company has utilized alternative vesting schedules. Certain options granted under the 1991 Option Plan also are immediately exercisable but are subject to the Company's right to repurchase unvested shares on termination of employment.

     Substantially all of the options granted under the 1991 Option Plan provide generally that the shares subject to those options shall immediately vest in full in the event of a change in control of the Company. For those options under the 1991 Option Plan, generally a "change in control" is defined as: (i) any merger, acquisition, consolidation, reorganization or other similar transaction pursuant to which the shareholders of the Company immediately prior to such merger, consolidation, reorganization or other similar transaction do not, immediately thereafter, own more than 50% of the outstanding voting securities of the resulting entity or (ii) any liquidation or dissolution of the Company or any sale of all or substantially all of the assets of the Company.

1991 EMPLOYEE STOCK PURCHASE PLAN

     In November 1991, the Company adopted the Employee Stock Purchase Plan (the "1991 Purchase Plan") which has been amended from time to time. The purpose of the 1991 Purchase Plan is to provide a means by which employees of the Company may be given an opportunity to purchase Common Stock of the Company through payroll deductions, to assist the Company in retaining the services of its employees and to secure and retain the services of new employees. As of March 2, 2001, approximately all of the Company's approximately 167 employees are eligible to participate in the 1991 Purchase Plan. The rights to purchase Common Stock granted under the 1991 Purchase Plan are intended to qualify as options issued under an "employee stock purchase plan" as that term is defined in
Section 423(b) of the Internal Code of 1986, as amended.

     The 1991 Purchase Plan is implemented by the Board by offering rights to purchase Common Stock to employees from time to time. Each offering is no more than 27 months long. Under the 1991 Purchase Plan, any employee who is customarily employed at least 20 hours per week and five months per calendar year may participate in the 1991 Purchase Plan by authorizing payroll deductions of up to 15% of such employees total compensation during the purchase period. The purchase price per share is the lower of 85% of the fair market value on the first day of the offering or on the exercise date. A participating employee may withdraw at any time. Upon withdrawal, the Company will distribute to the employee his or her accumulated payroll deductions without interest, less accumulated deductions previously applied to the purchase of shares of Common Stock on employees behalf. In addition, rights granted pursuant to an offering terminate immediately upon cessation of an employees employment for any reason, and the Company will distribute to such employee all of his or her accumulated payroll deductions, without interest.

     The 1991 Purchase Plan is expected to be replaced by the 2001 Purchase Plan described in Proposal 3, above. The final offering under the 1991 Purchase Plan will terminate on January 31, 2002 and the first offering under the 2001 Purchase Plan is scheduled to commence on February 1, 2002. As of March 2, 2001, 71,250 shares of Common Stock remained available for issuance pursuant to the 1991 Purchase Plan. Any shares remaining in the 1991 Purchase Plan following the final purchase under that plan on January 31, 2002 shall then expire and will no longer be available for issuance.

DEFERRED COMPENSATION PLAN

     In February 2001, the Board approved the Amylin Pharmaceuticals, Inc. 2001 Deferred Compensation Plan (the "DC Plan"), which is an unfunded plan designed for the purpose of the providing deferred compensation to a select group of the Company's management and highly compensated executives.

     Eligibility to participate in the DC Plan is generally limited to employees and non-employee directors as well as consultants who were former employees of the Company who fall within a "select group of management or highly compensated employees" for purposes of the Employee Retirement Income Security Act of 1974 ("ERISA"). As of March 2, 2001 the Company had not paid any amounts under the DC Plan nor had it withheld any compensation from DC Plan participants for such purpose. Participants can designate the investment of deferrals under the DC Plan into a select group of mutual funds and other investments made available by the Company.

     Participant's receiving distributions will be taxed at ordinary income tax rates in the year of distribution. The Company will be entitled to a deduction at the time when, and in the amount that, the participant recognizes ordinary income.

         REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS
                          ON EXECUTIVE COMPENSATION(1)

     The Compensation Committee of the Board of Directors (the "Committee") is composed of directors who are not employees of the Company. The Committee is responsible for establishing and administering the Company's executive compensation arrangements.

COMPENSATION OBJECTIVES AND IMPLEMENTATION

     The objectives of the Company's executive compensation arrangements are to attract and retain the services of key management and to align the interests of its executives with those of the Company's stockholders. The Committee endeavors to accomplish these objectives by:

     - Establishing compensation arrangements that are adequate to attract and retain the services of key management personnel and that deliver compensation commensurate with the Company's performance, as measured against the achievement of operating, financial and strategic objectives and taking into account competitive compensation practices in the industry.

     - Providing significant equity-based incentives for executives to ensure that they are motivated over the long term to respond to the Company's business challenges and opportunities as owners rather than solely as employees.

     - Rewarding executives if stockholders receive an above-average return on their investment over the long term.

COMPENSATION MIX AND MEASUREMENT

     A significant portion of the Company's annual executive compensation program is determined on the basis of corporate performance. The Company's executive compensation mix generally consists of a salary which in the Committee's opinion is adequate under the circumstances to retain the services of the executive, a cash bonus based on Company and individual performance and stock options that are intended to provide long-term incentives tied to increases in the value of the Company's Common Stock.

     Salary. Salary is targeted at competitive levels within the biotechnology industry. For the purpose of establishing these levels, the Company compares itself to a selected group of biotechnology companies in stages of development similar to that of the Company. The companies included in the survey are not necessarily the same as the companies included in the market indices included in the performance graph in this Proxy Statement.

     Although the compensation (salary and bonus) surveys referred to above and the market indices included in the performance graph are broad and include companies in related industries, the surveys and indices were created for different purposes and accordingly are not comparable.

     For fiscal 2000, the Committee established target total compensation levels applicable to each executive officer based on data generated in the surveys. The Committee made its target salary determinations subjectively after considering the competitive nature of the biotechnology industry and the Company's need to attract and retain talented executive officers.

     The Committee then considers the level of responsibility, experience and contributions of each executive officer and sets each officer's salary taking into account the target compensation, recent corporate performance (based on the factors discussed above) and the Committee's evaluation of individual performance. For fiscal 2000, the salary of each executive officer was generally at or near the median target total compensation levels determined through the surveys.

---------------

(1) The material in this report is not "soliciting material," is not deemed filed with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

     Annual Cash Bonus. The Committee, as frequently as circumstances warrant, evaluates the Company's corporate performance based on achievement of established strategic, scientific and financial goals. In 1997, the Company implemented a cash bonus program for officers and full-time non-officer employees based on corporate and individual performance. The Company did not pay an annual cash bonus for corporate and individual performance for 1998, 1999 or 2000. However, in 2000 the Company did pay cash bonuses to selected executives under the terms of an employee retention bonus plan.

     Beginning in 2001, the Company's annual cash bonus program has been revised to provide greater bonus differentiation based on individual performance. Corporate performance, however, remains the primary determinant for the bonus and all officers as well as all non-officer employees remain eligible. The corporate objectives for the year 2001 have been established and approved by the Board.

     Long-Term Incentives. Long-term incentives are provided to executives through the Company's equity incentive program, which consists primarily of its 1991 Option Plan, 2001 Incentive Plan, 2001 Purchase Plan and 1991 Purchase Plan. Grants under both the 1991 Option Plan and the 2001 Incentive Plan have a term of 10 years and are generally tied to the market valuation of the Company's Common Stock, thereby providing an additional incentive for executives to build stockholder value. In addition, grants are generally subject to vesting over four years, with vesting tied to continued employment. Executives receive value from this plan only if strategic goals are achieved and the Company's Common Stock appreciates accordingly. This component is intended to retain and motivate executives to improve long-term stock market performance. Additional long-term incentives are provided through the Company's 1991 Purchase Plan and the new 2001 Purchase Plan in which all eligible employees may participate up to 15% of their annual compensation.

     Option grant levels to executive officers are subjectively determined by the Committee after considering stock option grant data taken from the compensation surveys referred to above, as well as the level of responsibility, experience and contributions of each executive officer. Generally, the Committee expects to grant options to executive officers annually as part of the performance review process for each officer. In determining the size of individual grants, the Committee also considers the number of shares subject to options previously granted to each executive officer, including the number of such shares that have vested and that remain unvested.

     401(k) Matching Contribution. In 1997, the Board of Directors approved a 401(k) matching contribution for all 401(k) plan participants. The match is equal to 50% of a participant's contributions to the plan each year up to a maximum of 3% of a participant's salary. The match is made in the form of Common Stock of the Company. Matching contributions are subject to a vesting schedule based on years of service with the Company.

CHIEF EXECUTIVE OFFICER COMPENSATION

     Joseph C. Cook, Jr. has been the Company's Chairman and Chief Executive Officer since March 1998. Under the terms of his employment agreement, Mr. Cook is eligible to receive an annual merit bonus of up to $250,000, payable upon achievement of goals and milestones set by the Committee. In addition, under the terms of his employment agreement, the Company agreed to reimburse Mr. Cook or pay for certain living expenses, associated travel expenses and tax gross-up payments related thereto. Based on Mr. Cook's performance in 1999, including the completion of planned Phase 3 clinical trials for SYMLIN, the closing of two rounds of financing and the recruitment of additional management and scientific personnel, effective March 1, 2000, Mr. Cook's salary was increased to $475,000. In February 2000, Mr. Cook was granted options to purchase 150,000 shares of Common Stock with a vesting commencement date of February 22, 2000 and in November 2000, he was granted options to purchase 15,000 shares of Common Stock with a vesting commencement date of November 17, 2000. As of March 30, 2001, the Compensation Committee has not made a determination regarding a possible salary change or cash bonus based on Mr. Cook's 2000 performance.

                                          COMPENSATION COMMITTEE

                                          James C. Blair
                                          Vaughn D. Bryson

            REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

     The Audit Committee reviews the Company's financial reporting process on behalf of the Board and operates under a written charter approved by the Board (attached as Appendix A). Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls.

     In this context, the Committee has met and held discussions with management and the independent auditors. Management represented to the Committee that the Company's consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Committee has reviewed and discussed the consolidated financial statements with management and the independent auditors. The Committee discussed with the independent auditors matters required to be discussed by Statement on Auditing Standards No. 61 (Communication With Audit Committees).

     In addition, the Committee has discussed with the independent auditors, the auditor's independence from the Company and its management, including the matters in the written disclosures required by the Independence Standards Board Standard No. 1 (Independence Discussion With Audit Committees).

     The Committee discussed with the Company's internal and independent auditors the overall scope and plans for their respective audits. The Committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, the evaluations of the Company's internal controls, and the overall quality of the Company's financial reporting.

     In reliance on the reviews and discussions referred to above, the Committee recommended to the Board, and the Board has approved, that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2000, for filing with the Securities and Exchange Commission. The Committee and the Board also have recommended, subject to stockholder approval, the selection of the Company's independent auditors.

                                          THE AUDIT COMMITTEE:

                                          Ginger L. Graham
                                          Howard E. Greene, Jr.
                                          Vaughn M. Kailian

                     PERFORMANCE MEASUREMENT COMPARISON(1)

     The following graph compares total stockholder returns of the Company for the past 5 years to two indices: the Nasdaq CRSP Total Return Index for the Nasdaq Stock Market (U.S. companies) (the "Nasdaq US") and the Nasdaq Pharmaceutical Index (the "Nasdaq-Pharmaceutical"). The total return for the Company's stock and for each index assumes the reinvestment of dividends, although dividends have never been declared on the Company's stock, and is based on the returns of the component companies weighted according to their capitalizations as of the end of each monthly period. The Nasdaq-US tracks the aggregate price performance of equity securities of U.S. companies traded on the Nasdaq National Market System (the "NMS"). The Nasdaq-Pharmaceutical tracks the aggregate price performance of equity securities of pharmaceutical companies traded on the NMS. During the period indicated, the Company's Common Stock was traded on the NMS and was a component of both the Nasdaq-US and the Nasdaq-Pharmaceutical, except that from February 1, 1999 through February 9, 2000, the Company's Common Stock was traded on the Nasdaq SmallCap Market. The Company's Common Stock was relisted on the NMS on February 10, 2000.

                  COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN
               ON INVESTMENT FOR PREVIOUS 5 YEARS, 1996 - 2000(2)

                                                         AMYLIN
                                                    PHARMACEUTICALS,              NASDAQ STOCK
                                                          INC.                    MARKET (U.S.)           NASDAQ PHARMACEUTICAL
                                                    ----------------              -------------           ---------------------
12/95                                                    100.00                      100.00                      100.00
03/96                                                    103.95                      104.68                      104.05
06/96                                                    113.16                      113.21                      101.00
09/96                                                    119.74                      117.25                      103.40
12/96                                                    136.84                      123.03                      100.31
03/97                                                    127.63                      116.35                       95.17
06/97                                                    144.74                      137.67                      102.79
09/97                                                     88.82                      160.95                      115.36
12/97                                                     57.24                      150.68                      103.66
03/98                                                     28.95                      176.35                      113.81
06/98                                                     39.80                      181.20                      105.20
09/98                                                     33.55                      163.49                       99.34
12/98                                                      5.26                      212.46                      131.95
03/99                                                     11.18                      238.27                      144.72
06/99                                                     11.84                      260.65                      147.42
09/99                                                     50.00                      267.14                      169.59
12/99                                                     87.83                      394.82                      248.01
03/00                                                    142.77                      443.17                      304.39
06/00                                                    159.87                      385.31                      337.89
09/00                                                    113.16                      354.54                      371.66
12/00                                                     82.89                      237.37                      308.49

---------------
(1) The material in this report is not "soliciting material," is not deemed filed with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

(2) Shows the cumulative total return on investment, including reinvestment of dividends, assuming an investment of $100 in each of the Company, the Nasdaq-US and the Nasdaq-Pharmaceutical on December 31, 1995.

                              CERTAIN TRANSACTIONS

     The Company has entered into certain transactions with its directors, as described under the caption "Executive Compensation -- Compensation of Directors." The Company has also entered into certain agreements with its current Chief Executive Officer and Chairman of the Board, as described under the caption "Executive Compensation -- Employment Agreements."

     The Company's Bylaws provide that the Company will indemnify its directors and executive officers and may indemnify its other officers, employees and other agents to the fullest extent permitted by Delaware law. The Company is also empowered under its Bylaws to enter into indemnification contracts with its directors and officers and to purchase insurance on behalf of any person whom it is required or permitted to indemnify. Pursuant to this provision, the Company has entered into indemnity agreements with each of its directors and officers.

     In addition, the Company's Certificate of Incorporation provides that to the fullest extent permitted by Delaware law, the Company's directors will not be liable for monetary damages for breach of the directors' fiduciary duty of care to the Company and its stockholders. This provision in the Certificate of Incorporation does not eliminate the duty of care, and in appropriate circumstances equitable remedies such as an injunction or other forms of non-monetary relief would remain available under Delaware law. Each director will continue to be subject to liability for breach of the director's duty of loyalty to the Company, for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, for acts or omissions that the director believes to be contrary to the best interests of the Company or its stockholders, for any transaction from which the director derived an improper personal benefit, for acts or omissions involving a reckless disregard for the director's duty to the Company or its stockholders when the director was aware or should have been aware of a risk of serious injury to the Company or its stockholders, for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the Company or its stockholders, for improper transactions between the director and the Company, and for improper distributions to stockholders and loans to directors and officers. This provision also does not affect a director's responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

     There is no pending litigation or proceeding involving a director, officer, employee or other agent of the Company as to which indemnification is being sought, nor is the Company aware of any pending or threatened litigation that may result in claims for indemnification by any director, officer, employee or other agent.

                                 OTHER MATTERS

     The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

                                          By Order of the Board of Directors

                                       /s/ Joseph C. Cook, Jr.
                                          Joseph C. Cook, Jr.
                                          Chairman of the Board of Directors
                                          and Chief Executive Officer
April 23, 2001

     A copy of the Company's Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 2000 is available without charge upon written request to: Investor Relations, Amylin Pharmaceuticals, Inc., 9373 Towne Centre Drive, San Diego, California 92121.

                                                                      APPENDIX A

                          AMYLIN PHARMACEUTICALS, INC.

                            AUDIT COMMITTEE CHARTER
                          AS AMENDED ON MARCH 22, 2001

     The Board of Directors of Amylin Pharmaceuticals, Inc, ("the Board"), upon recommendation of the Audit Committee of the Board, has adopted this Audit Committee Charter to define certain of the functions, responsibilities and authorities of the Audit Committee.

ROLE AND INDEPENDENCE

     The Audit Committee (the "Committee") assists the Board in fulfilling its responsibility for oversight of (i) the quality and integrity of the accounting and reporting practices of the Company and (ii) the quality and integrity of the Company's system of internal controls. The Board shall appoint three of its members to serve as the Committee. Its membership shall comply with applicable law and regulatory standards and shall include persons knowledgeable in financial and accounting matters and at least one member having accounting or related financial management expertise. Each member shall be free of any relationship that, in the opinion of the Board, would interfere with his or her individual exercise of independent judgement. Additionally, each person shall meet the director independence requirements established by the Securities and Exchange Commission and the listing requirements of the NASDAQ, however, the Board may determine that it is in the best interest of the Company and its stockholders that not more than one member of the Committee may be appointed who is not independent of management within the meaning of these standards. Notwithstanding the foregoing, currently serving employees or officers of the Company, or their immediate family members, shall not serve as members of the Committee. The Committee is expected to maintain free and open communication with the independent accountants and management of the Company. In discharging this oversight role, the Committee is empowered to investigate any matter brought to its attention, with full power to retain outside counsel or other experts for this purpose.

     The Board shall appoint one member of the Committee as Chairperson who will be responsible for leadership of the Committee, including preparing the agenda, presiding over meetings, making Committee assignments and reporting to the Board. The Chairperson will also maintain regular liaison with the CEO, CFO, the lead partner of the independent accounting firm and, if applicable, the director of internal audit.

MEETINGS

     The Committee is to meet at least once annually and as many additional times as the deemed necessary. The Committee is to meet in separate executive sessions with the independent accountants at least once each year and at other times when considered appropriate.

RESPONSIBILITIES

     Specifically, the Committee shall have the following functions:

     - Reviewing this Charter at least annually and recommending any changes to the Board.

     - Evaluate, together with the Board, the performance of the independent accountants and to recommend to the Board the independent accountants to be selected or retained to audit the financial statements of the Company, which firm is ultimately accountable to the Audit Committee and the Board, as representatives of the Company's stockholders.

     - Overseeing the independent accountants relationship by reviewing the nature of the audit process, receiving and reviewing audit reports, and providing full access to the Committee to (and the Board) to report on any and all appropriate matters.

     - Reviewing the independence of the independent accountants, including consideration of their annual written affirmation of independence consistent with Independence Standards Board Standard 1, review of any other material engagements of the independent accountants with the Company that may impact the objectivity and independence of the independent accountants, and such other matters as the Committee may determine to be appropriate.

     - Providing guidance and oversight to any internal audit activities of the Company including reviewing the plans and results of such activities.

     - Reviewing the audited financial statements of the Company and discussing them with management and the independent accountants.

     - Discussing with management and the independent accountants the Company's quarterly financial information and any matters identified though procedures performed by the independent accountants for interim financial statements. This discussion may be held with the Committee or its Chairperson and shall occur prior to the filing of the Form 10-Q with the Securities and Exchange Commission.

     - The Committee shall receive and discuss with management and the independent accountants the reports required to be delivered to the Committee on behalf of the Board pursuant to applicable auditing standards.

     - The Committee shall assess on behalf of the Board the quality and adequacy of the Company's internal control environment.

     - The Committee shall report to the Board periodically on activities within its areas of responsibility and shall issue annually a report to be included in the proxy statement for submission to shareholders.

     - The Committee shall oversee or conduct special investigations or other activities consistent with this Charter, the Company's By-laws and governing law as the Committee or the Board deems necessary or appropriate.

PROXY

                           AMYLIN PHARMACEUTICALS,INC.

                    PROXY SOLICITED BY THE BOARD OF DIRECTORS
        FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 24,2001

              The undersigned hereby appoints Joseph C. Cook, Jr. and Mark G. Foletta, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of Amylin Pharmaceuticals, Inc. (the "Company") which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the Company's facilities located at 4690 Executive Drive, San Diego, California 92121, on Thursday, May 24, 2001 at 10:00 a.m., local time, and at any and all continuations, adjournments or postponements thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

              UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSALS 2, 3, 4, 5 AND 6 AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.

                            (CONTINUED ON OTHER SIDE)
--------------------------------------------------------------------------------
                 [triangle]   FOLD AND DETACH HERE   [triangle]


      YOU CAN NOW ACCESS YOUR AMYLIN PHARMACEUTICALS, INC. ACCOUNT ONLINE.

Access your Amylin Pharmaceuticals, Inc. stockholder account online via Investor ServiceDirect(SM) (ISD).

Mellon Investor Services LLCagent for Amylin Pharmaceuticals, Inc., now makes it easy and convenient to get current information on your shareholder account. After a simple, and secure process of establishing a Personal Identification Number (PIN), you are ready to log in and access your account to:

     -  View account status             -  View payment history for dividends
     -  View certificate history        -  Make address changes
     -  View book-entry information     -  Obtain a duplicate 1099 tax form
                                        -  Establish/change your PIN

              VISIT US ON THE WEB AT HTTP://WWW.MELLON-INVESTOR.COM
                AND FOLLOW THE INSTRUCTIONS SHOWN ON THIS PAGE.


STEP 1: FIRST TIME USERS -- ESTABLISH A PIN
You must first establish a Personal Identification Number (PIN) online by fol-lowing the directions provided in the upper right portion of the web screen as follows. You will also need your Social Security Number (SSN) available to establish a PIN.

INVESTOR SERVICEDIRECT(SM) IS CURRENTLY ONLY AVAILABLE FOR DOMESTIC INDIVIDUAL AND JOINT ACCOUNTS.

-      SSN

-      PIN

-      Then click on the Establish PIN button

PLEASE BE SURE TO REMEMBER YOUR PIN, OR MAINTAIN IT IN A SECURE PLACE FOR FUTURE REFERENCE.


STEP 2: LOG IN FOR ACCOUNT ACCESS
You are now ready to log in. To access your account please enter your:

-      SSN

-      PIN

-      Then click on the submit button


IF YOU HAVE MORE THAN ONE ACCOUNT, YOU WILL NOW BE ASKED TO SELECT THE APPROPRIATE ACCOUNT.


STEP 3: ACCOUNT STATUS SCREEN
You are now ready to access your account information. Click on the appropriate button to view or initiate transactions.

-      Certificate History

-      Book-Entry Information

-      Issue Certificate

-      Payment History

-      Address Change

-      Duplicate 1099

                        (CONTINUED FROM OTHER SIDE)           Please mark
                                                              your votes as
                                                              indicated in   [X]
                                                              this example.

                                                 FOR                WITHHOLD
                                             all nominees          AUTHORITY
MANAGEMENT RECOMMENDS A VOTE FOR THE         listed below         to vote for
NOMINEES FOR DIRECTOR LISTED BELOW.       (except as marked       all nominees
                                        to the contrary below).   listed below.
                                                 [ ]                   [ ]

PROPOSAL 1: To elect directors to hold office until the next Annual Meeting of Stockholders and until their successors are elected.

NOMINEES:  (1) James C. Blair        (5) Howard E. Greene, Jr.
           (2) Vaughn D. Bryson      (6) Vaughn M. Kailian
           (3) Joseph C. Cook, Jr.   (7) Jay S. Skyler
           (4) Ginger L. Graham

To withhold authority to vote for any nominee(s), write such nominee(s)' name(s) below:

--------------------------------------------------------------------------------

MANAGEMENT RECOMMENDS A VOTE FOR PROPOSAL 2.
PROPOSAL 2: To approve the Company's Non-Employee Directors' Stock
            Option Plan, as amended, to change the number and vesting schedule of options granted to Non-Employee Directors.

                                             FOR       AGAINST      ABSTAIN
                                             [ ]         [ ]          [ ]


MANAGEMENT RECOMMENDS A VOTE FOR PROPOSAL 3.
PROPOSAL 3: To approve the Company's 2001 Employee Stock Purchase Plan.

                                             FOR       AGAINST      ABSTAIN
                                             [ ]         [ ]          [ ]


MANAGEMENT RECOMMENDS A VOTE FOR PROPOSAL 4.
PROPOSAL 4: To approve the Company's Directors' Deferred Compensation Plan.

                                             FOR       AGAINST      ABSTAIN
                                             [ ]         [ ]          [ ]


MANAGEMENT RECOMMENDS A VOTE FOR PROPOSAL 5.
PROPOSAL 5: To approve an amendment to the Company's Certificate of
            Incorporation to increase the authorized number of shares of Common Stock from 100,000,000 to 200,000,000 shares.

                                             FOR       AGAINST      ABSTAIN
                                             [ ]         [ ]          [ ]


MANAGEMENT RECOMMENDS A VOTE FOR PROPOSAL 6.
PROPOSAL 6: To ratify the selection of Ernst & Young LLP as independent auditors of the Company for its fiscal year ending  December 31, 2001.

                                             FOR       AGAINST      ABSTAIN
                                             [ ]         [ ]          [ ]

                           PLEASE VOTE, DATE AND PROMPTLY RETURN THIS PROXY IN
                            THE ENCLOSED RETURN ENVELOPE WHICH IS POSTAGE
                               PREPAID IF MAILED IN THE UNITED STATES.




Name of Stockholder ________________________  Signature(s)___________________________  Dated _____________, 2001

Please sign exactly as your name appears hereon. If the stock is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians and attorneys-in-fact should add their titles. If signer is a corporation, please give full corporate name and have a duly authorized officer sign, stating title. If signer is a partnership, please sign in partnership name by authorized person.

--------------------------------------------------------------------------------
         [triangle]    DETACH HERE FROM PROXY VOTING CARD   [triangle]

                      VOTE BY INTERNET OR TELEPHONE OR MAIL
                          24 HOURS A DAY,7 DAYS A WEEK

YOUR TELEPHONE OR INTERNET VOTE AUTHORIZES THE NAMED PROXIES TO VOTE YOUR SHARES
    IN THE SAME MANNER AS IF YOU MARKED,SIGNED AND RETURNED YOUR PROXY CARD.

           INTERNET                                    TELEPHONE                                 MAIL
HTTP://WWW.PROXYVOTING.COM/AMLN                      1-800-840-1208

Use the Internet to vote your                Use any touch-tone telephone to              Mark, sign and date
proxy. Have your proxy card in               vote your proxy. Have your proxy               your proxy card
hand when you access the web site.     OR    card in hand when you call. You will   OR            and
You will be prompted to enter your           be prompted to enter your control              return it in the
control number, located in the box           number, located in the box below,           enclosed postage-paid
below, to create and submit an elec-         and then follow the directions on the              envelope.
tronic ballot.                               enclosed instructions.

           IF YOU VOTE YOUR PROXY BY INTERNET OR BY TELEPHONE, YOU DO
                     NOT NEED TO MAIL BACK YOUR PROXY CARD.